Exhibit 4.23

AMENDED AND RESTATED SALE OF SHARES AND CLAIMS AGREEMENT

between

HARMONY GOLD MINING COMPANY LIMITED

and

EMERALD PANTHER INVESTMENTS 91 PROPRIETARY LIMITED

and

PAN AFRICAN RESOURCES PLC

and

EVANDER GOLD MINES LIMITED

TABLE OF CONTENTS

1	PARTIES	1
2	INTERPRETATION	1
3	AMENDED AND RESTATED AGREEMENT	13
4	INTRODUCTION	13
5	CONDITIONS PRECEDENT	13
6	CONSENT APPLICATION	17
7	MERGER NOTIFICATION TO COMPETITION AUTHORITIES	18
8	SALE	19
9	PURCHASE CONSIDERATION AND PAYMENT	19
10	DEPOSIT	21
11	BREAK FEE	23
12	PAYMENTS, ACCELERATION AND INTEREST ON OVERDUE AMOUNTS	25
13	GUARANTEE	25
14	CLOSING	27
15	RELEASE FROM GUARANTEES AND SURETYSHIPS	28
16	IMPLEMENTATION UNDERTAKINGS	29
17	DISTRIBUTIONS AND LOAN ACCOUNTS	29
18	TAUNG SALE AGREEMENT	33
19	REHABILITATION TRUST FUND	38
20	EMPLOYEES	38
21	NON-SOLICITATION	40
22	INTERIM PERIOD AND LIAISON ON CONDUCT OF BUSINESS	41
23	INSURANCE	45
24	MEASUREMENT DATE BALANCE SHEET AND MANAGEMENT ACCOUNTS	46
25	DUE DILIGENCE INVESTIGATION	46
26	AMENDMENTS TO ANCILLARY AGREEMENTS	47
27	WARRANTIES BY THE PURCHASER AND PAN AFRICAN	47
28	WARRANTIES BY THE SELLER	48
29	LIMITATION OF LIABILITY	49
30	NO DUPLICATION OF RECOVERY	52
31	PROTECTION OF RIGHTS	52
32	GENERAL WARRANTIES	53
33	CONFIDENTIALITY	54
34	PUBLICITY	56
35	SUPPORT	56
36	GOOD FAITH	57
37	SELLER’S RIGHT TO TERMINATE	57
38	PURCHASER’S RIGHT TO TERMINATE	57
39	BREACH	58
40	DISPUTE RESOLUTION	59
41	NOTICES AND DOMICILIA	60
42	BENEFIT OF THE AGREEMENT	61
43	APPLICABLE LAW AND JURISDICTION	61
44	GENERAL	62
45	COSTS	64
46	SIGNATURE	64

ANNEXURE “1” : DISCLOSURE SCHEDULE

ANNEXURE “2” : WARRANTIES

ANNEXURE “3” : SECURITY BY SELLER

ANNEXURE “4” : SECURITY BY COMPANY

ANNEXURE “5” : MEASUREMENT DATE BALANCE SHEET

ANNEXURE “6” : ADJUSTED CONDENSED CONSOLIDATED BALANCE SHEET

1	PARTIES

1.1	The Parties to this Agreement are –

1.1.1	Harmony Gold Mining Company Limited;

1.1.2	Emerald Panther Investments 91 Proprietary Limited;

1.1.3	Pan African Resources PLC; and

1.1.4	Evander Gold Mines Limited.

1.2	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1	“2008 Agreements” shall bear the meaning ascribed to that term in the Taung Sale Agreement;

2.1.2	“Adjusted Condensed Consolidated Balance Sheet” means the balance sheet reflecting, inter alia, the –

2.1.2.1	Measurement Date Balance Sheet both before and after it has been adjusted in order to take into account the transactions referred to in clause 17.3 (other than clause 17.3.5) as if those transactions had occurred on the Measurement Date; and

2.1.2.2	consolidated balance sheet of the Group as at 30 June 2012 after it has been adjusted in order to take into account the transactions referred to in clause 17.3 as if those transactions had occurred prior to 30 June 2012;

2.1.3	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.4	“Agreement” means this amended and restated sale of shares and claims agreement;

2.1.5	“Audited Accounts” means the most recent signed consolidated audited annual financial statements of the Group as at and in respect of the financial year ended 30 June 2011, copies of which were provided to the Purchaser prior to the Original Signature Date;

2.1.6	“Auditors” mean the auditors of the Company, being PricewaterhouseCoopers Incorporated;

2.1.7	“Break Fee” shall bear the meaning ascribed to it in clause 11;

2.1.8	“Business” means the business conducted by the Company as at the Original Signature Date, being the exploration, prospecting for, mining for, recovery, treatment and commercial production of gold and related products;

2.1.9	“Closing” means closing as contemplated in clause 14;

2.1.10	“Closing Date” means the later of –

2.1.10.1	1 October 2012; and

2.1.10.2	the 10th (tenth) business day after the last of the Conditions Precedent is fulfilled or waiver, as the case may be;

2.1.11	“Companies Act” means the Companies Act, No 71 of 2008;

2.1.12	“Company” means Evander Gold Mines Limited, registration number 1963/006226/06, a limited liability public company duly incorporated in South Africa;

2.1.13	“Competition Act” means the Competition Act, No 89 of 1998;

2.1.14	“Competition Authorities” means the commission established pursuant to Chapter 4, Part A of the Competition Act or the tribunal established pursuant to Chapter 4, Part B of the Competition Act or the appeal court established pursuant to Chapter 4, Part C of the Competition Act, as the case may be;

2.1.15	“Conditions Precedent” means the conditions precedent set out in clause 5;

2.1.16	“Consent” means the written consent of the Minister in terms of section 11 of the MPRDA to the transfer of the Sale Shares to the Purchaser pursuant to the Sale;

2.1.17	“Consent Application” means the application for the Consent;

2.1.18	“DMR” means the Department of Mineral Resources, formerly the Department of Minerals and Energy;

2.1.19	“Data Room” means the electronic data room compiled by the Seller and hosted by IntraLinks under the title “Project Sunrise”;

2.1.20	“Data Room Documents” means all documents, of any nature whatsoever, which were in the Data Room at any time up to and including 30 January 2012, an index and copies of which were provided by the Seller to the Purchaser on computer disc/s prior to the Original Signature Date;

2.1.21	“Deposit” means the amount of R950,000,000 (nine hundred and fifty million rand) less the amount of any Distribution made in terms of clause 17.8.2 prior to the Deposit Date, or such greater portion of the Purchase Consideration as the Purchaser may elect to pay in terms of clause 10;

2.1.22

“Deposit Date” means the 10th (tenth) business day after receipt by the Purchaser of a written notice from the Seller requesting that the Deposit be paid to the Seller, provided that the Seller shall not be entitled to give such written notice prior to –

2.1.22.1	16 November 2012;

2.1.22.2	the last of the Conditions Precedent (other than the Condition Precedent set out in clause 5.1.7) having been fulfilled or waived, as the case may be; and

2.1.22.3	all of the requirements of clauses 10.1.1 to 10.1.4 having been fulfilled.

2.1.23	“Disclosure Schedule” means the disclosure schedule attached hereto as Annexure “1”;

2.1.24	“Distribution” means any distribution as defined in the Companies Act;

2.1.25	“Due Diligence Investigation” means the financial, legal, operational, tax and environmental due diligence investigation conducted by Pan African and/or its representatives into the affairs of the Group prior to 30 January 2012;

2.1.26	“Employees” means those employees of the Seller who are seconded to the Company as at the Closing Date, excluding the general manager of the Business;

2.1.27	“Employee Secondment Business” means that part of the Seller’s business in terms of which it seconds the Employees to the Company;

2.1.28	“Eskom” means Eskom Holdings Limited, registration number 2002/015527/06, a limited liability public company duly incorporated in South Africa;

2.1.29	“Eskom Agreement” means the agreement entered into between the Seller and Eskom on 24 November 2002, in terms of which Eskom agreed to supply electricity to the Business;

2.1.30	“Evander Shared Services Agreement” means the written shared services agreement between the Company and the Seller, in terms of which the Company agrees to continue to provide to Randfontein, for a limited period, the services provided by the Company to Randfontein as at 30 January 2012, which has been signed contemporaneously with this Agreement;

2.1.31	“Group” means the Company and the Subsidiaries;

2.1.32	“Harmony ESOP” means the Seller’s broad-based employee share ownership plan initially approved by its shareholders at its Annual General Meeting held on 1 December 2010, as amended and approved by its shareholders at its Annual General Meeting held on 30 November 2011;

2.1.33	“Harmony Shared Services Agreement” means the written shared services agreement between the Seller and the Company, in terms of which the Seller agrees to continue to provide to the Company, for a limited period, the services provided by the Seller to the Company as at 30 January 2012, which has been signed contemporaneously with this Agreement;

2.1.34	“IFRS” means International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee from time to time;

2.1.35	“Increased Consideration” means the sum of R1,500,000,000 (one billion five hundred million rand), plus the amount calculated in accordance with the following formula –

A	=	N/365 x 0.05 x 1,500,000,000

Where –

A	=	the amount to be calculated; and

N	=	the number of days from 31 October 2012 to the Closing Date. For the avoidance of doubt, it is recorded that N shall not include any period after the Closing Date, even if, for any reason whatsoever, Closing does not occur on the Closing Date;

2.1.36	“Interim Period” means the period extending from 30 January 2012 up to the Closing Date;

2.1.37	“Measurement Date” means midnight on 31 March 2012;

2.1.38	“Measurement Date Balance Sheet” means the consolidated balance sheet of the Group as at the Measurement Date, which has been reviewed by the Auditors;

2.1.39	“Merger Notification” means the merger notice to be submitted to the Competition Authorities as contemplated in clause 7;

2.1.40	“Mining Charter” means the broad-based socio-economic empowerment charter for the South African mining industry developed by the Minister in terms of section 100 of the MPRDA, together with the scorecard and Codes of Good Practice for the South African Minerals Industry, April 2009 relating thereto;

2.1.41	“Minister” means the Minister of Mineral Resources, and includes any person to whom the Minister has delegated powers and functions in terms of section 103 of the MPRDA;

2.1.42	“MPRDA” means the Mineral and Petroleum Resources Development Act 28 of 2002;

2.1.43	“Original Sale Agreement” means the sale of shares and claims agreement entered into between the Parties on 30 May 2012, as amended by a –

2.1.43.1	first addendum entered into on 25 July 2012;

2.1.43.2	second addendum entered into on 31 July 2012;

2.1.43.3	third addendum entered into on 3 August 2012;

2.1.43.4	fourth addendum entered into on 8 August 2012; and

2.1.43.5	fifth addendum entered into on 14 August 2012;

2.1.44	“Original Signature Date” means the date on which the last of the Parties signed the Original Sale Agreement, being 30 May 2012;

2.1.45	“Parties” means the parties to this Agreement;

2.1.46	“Pan African” means Pan African Resources PLC, registration number 3937466, a limited liability public company duly incorporated and registered in England and Wales;

2.1.47	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year, irrespective of whether or not the year is a leap year, from time to time published by Absa Bank Limited as being its prime overdraft rate, as purportedly certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;

2.1.48	“Profit Share Scheme” means the scheme referred to as the “Harmony Profit Share Scheme”, which forms part of the Agreement entered into on 2 August 2011 between the Chamber of Mines and certain representative trade unions regarding the review of wages and other conditions of employment of certain gold mining companies for the period commencing on 1 July 2011 and terminating on 30 June 2013;

2.1.49	“Purchase Consideration” means the amount payable by the Purchaser to the Seller for the Sale Equity in terms of this Agreement, as set out in clause 9.1;

2.1.50	Purchaser” means Emerald Panther Investments 91 Proprietary Limited, registration number 2012/050034/07, a limited liability private company duly incorporated in South Africa;

2.1.51	“Purchaser’s Attorneys” means Malan Scholes Attorneys;

2.1.52	“Randfontein” means Randfontein Estates Limited, registration number 1889/000251/06, a limited liability public company duly incorporated in the Republic of South Africa and a wholly-owned subsidiary of the Seller;

2.1.53	“Reduced Consideration” means R1,500,000,000 (one billion five hundred million rand), less the amount calculated in accordance with the following formula –

A	=	N/365 x 0.05 x 1,500,000,000

Where –

A	=	the amount to be calculated; and

N	=	the number of days from the Closing Date to 31 October 2012;

2.1.54	“Sale” means the sale of the Sale Equity by the Seller to the Purchaser in terms of this Agreement;

2.1.55	“Sale Claims” means all amounts owing (if any) by the Company to the Seller on the Closing Date on loan account;

2.1.56	“Sale Equity” means the Sale Shares and the Sale Claims, provided that if there are no Sale Claims then any reference to “Sale Equity” shall be construed as a reference to the Sale Shares;

2.1.57	“Sale of Business Agreement” means the written sale of business agreement between the Seller and the Company, in terms of which the Seller sells the Employee Secondment Business to the Company, with effect from the Closing Date, as a going concern, which has been signed contemporaneously with this Agreement;

2.1.58	“Sale Shares” means 100% (one hundred percent) of the entire issued share capital of the Company at the Closing Date, it being recorded that the entire issued share capital of the Company as at the Signature Date is 39,271,599 (thirty nine million two hundred and seventy one thousand five hundred and ninety nine) ordinary shares in the issued ordinary share capital of the Company having a par value of R1.00 (one rand) each;

2.1.59	“SARS” means the South African Revenue Service;

2.1.60	“Seller” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in South Africa;

2.1.61	“Seller’s Attorneys” means Cliffe Dekker Hofmeyr Incorporated, registration number 2008/018923/21, a firm of attorneys duly incorporated as a private company in South Africa;

2.1.62	“Seller’s Credit Loan Account” means all amounts owing (if any) by any member of the Group to any member of the Seller’s Group in respect of funding advanced, or payments made, by any member of the Seller’s Group to any member of the Group during the period between the Measurement Date and the Closing Date;

2.1.63	“Seller’s Designated Account” means the South African bank account nominated by the Seller, the details of which are set out below, or such other South African bank account as the Seller may designate in writing on 5 (five) business days’ notice to the Purchaser –

Name of Account	Harmony Gold Mining Company Current Account
Bank:	Nedbank Limited
Branch:	Corporate Client Services
Branch Code:	145405
Account Number:	1454115866

2.1.64	“Seller’s Group” means the Seller and its wholly owned subsidiaries excluding all members of the Group;

2.1.65	“Share Rights” means options, share appreciation rights, performance share rights and any other rights, but specifically excludes rights under the Harmony ESOP;

2.1.66	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.1.67	“South Africa” means the Republic of South Africa;

2.1.68	“Subsidiaries” means –

2.1.68.1	Evander Stone Holdings (Proprietary) Limited, registration number 1971/005180/07, a limited liability private company duly incorporated in South Africa;

2.1.68.2	Evander Township Limited, registration number 1955/003607/06, a limited liability public company duly incorporated in South Africa;

2.1.68.3	Bracken Mines Limited, registration number 1959/001126/06, a limited liability public company duly incorporated in South Africa;

2.1.68.4	Salt Holdings Limited, registration number 1948/031164/06, a limited liability public company duly incorporated in South Africa;

2.1.68.5	Evander Township Development Limited, registration number 1899/001642/06, a limited liability public company duly incorporated in South Africa;

2.1.68.6	Winkelhaak Mines Limited, registration number 1955/003606/06, a limited liability public company duly incorporated in South Africa;

2.1.68.7	Leslie Gold Mines Limited, registration number 1959/001124/06, a limited liability public company duly incorporated in South Africa;

2.1.68.8	Clidet No. 790 (Proprietary) Limited, registration number 2007/027545/07 a limited liability private company duly incorporated in South Africa; and

2.1.68.9	Clidet No. 791 (Proprietary) Limited, registration number 2007/034585/07 a limited liability private company duly incorporated in South Africa;

2.1.69	“Taung” means Taung Gold Secunda (Proprietary) Limited (formerly Pluriclox (Proprietary) Limited), registration number 2010/014581/07, a limited liability private company duly incorporated in South Africa;

2.1.70	“Taung Sale Agreement” means the sale agreement entered into between the Seller, the Company, Taung, Taung Gold Limited, Clidet No. 790 (Proprietary) Limited and Clidet No. 791 (Proprietary) Limited on 10 September 2010, as amended and restated by the amended and restated sale agreement entered into between those parties on 30 March 2012;

2.1.71	“Taung Sale Assets” shall bear the meaning ascribed to “Sale Assets” in the Taung Sale Agreement;

2.1.72	“Tax Payable” means the amount of tax payable by the Company in respect of the purchase consideration received by or on behalf of the Company under the Taung Sale Agreement; and

2.1.73	“Warranties” means the warranties in Annexure “2” and otherwise expressly given by the Seller to the Purchaser in terms of this Agreement.

2.2	In this Agreement –

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes –

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa; and

2.2.2.4	a Party includes a reference to that Party’s successors in title and assigns allowed at law;

2.2.3	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3	Any reference in this Agreement to –

2.3.1	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2	“days” shall be construed as calendar days unless qualified by the word

“business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of South Africa from time to time;

2.3.3	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning;

2.3.4	“person” means any natural person, company, close corporation, trust, partnership, joint venture, association, unincorporated association, Governmental Body, or other entity whether or not having separate legal personality;

2.3.5	“tax” means all income tax, capital gains tax, mining royalties, secondary tax on companies (or any similar tax replacing or substituting it), dividend tax, value-added tax, stamp duty, securities transfer tax, uncertificated securities tax, PAYE, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any taxes.

2.4	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6	Words and expressions defined in any clause of or annexure to this Agreement (other than the Disclosure Schedule) shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately succeeding business day.

2.11	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.12	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16	In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.

3	AMENDED AND RESTATED AGREEMENT

This Agreement amends and restates the Original Sale Agreement with effect from the Signature Date, the Original Sale Agreement being deemed to have been re-entered into on the terms and conditions contained in this Agreement.

4	INTRODUCTION

4.1	The Purchaser had, as its objective, the acquisition of the Business as a going concern (i.e. the assets and liabilities of the Company). The Seller is not, after due consideration, prepared to approve the disposal of the Business of the Company. The Purchaser is, as a consequence, required in pursuance of its objective of obtaining the Business of the Company to purchase initially the Sale Equity as an intermediate step to gain control of the Company in order to fulfil its aforementioned objective. Subsequent to the purchase of the Sale Equity, the Purchaser may undertake a restructuring exercise in terms whereof it transfers the Business to the Purchaser or an affiliate of the Purchaser, for purposes of which a separate sale of business agreement will be concluded.

4.2	The Sale Shares are beneficially owned by and registered in the name of the Seller.

4.3	The Company will be indebted to the Seller in respect of the Sale Claims.

4.4	The Purchaser wishes to purchase the Sale Equity from the Seller and the Seller has agreed to sell the Sale Equity to the Purchaser with effect from the Closing Date, on the terms and subject to the conditions herein contained.

4.5	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

5	CONDITIONS PRECEDENT

5.1	Save for clauses 1 to 7, clauses 10 to 13, clauses 16 to 19 and clauses 21 to 46, all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that –

5.1.1	by not later than 23h59 on 12 July 2012, the Purchaser has submitted the Consent Application to the DMR;

5.1.2	by not later than 23h59 on 31 October 2012 –

5.1.2.1	the Seller’s rights and obligations under the Eskom Agreement have been assigned to the Company with the consent of Eskom on terms and conditions approved by the Seller and the Purchaser, acting reasonably; or

5.1.2.2	the Eskom Agreement has been terminated and the Company has entered into a new electricity supply agreement with Eskom on terms and conditions substantially similar to those contained in the Eskom Agreement, or on other terms and conditions approved by the Seller and the Purchaser, acting reasonably;

5.1.3	by not later than 23h59 on 31 July 2012, the guarantee given by Pan African to the Seller in terms of clause 13, any potential guarantee, suretyship, indemnity or undertaking to be given by Pan African to the Seller in terms of clause 15.1 and any other guarantee/s given by Pan African to the Seller elsewhere in this Agreement are approved by the Financial Surveillance Department of the South African Reserve Bank;

5.1.4	by not later than 23h59 on 20 August 2012, Pan African has obtained, from shareholders of Pan African, irrevocable undertakings in favour of Pan African, in a form acceptable to Pan African, in terms of which –

5.1.4.1	shareholders of Pan African holding not less than 50% (fifty percent) of Pan African’s issued share capital undertake to vote in favour of all resolutions required to approve the Sale and all matters ancillary thereto (including the issue of ordinary shares in the share capital of Pan African in order to raise a portion of the funds required by Pan African to capitalise the Purchaser so as to enable the Purchaser to pay the Purchase Consideration; and

5.1.4.2	certain of those shareholders undertake to subscribe for such number of shares to be issued by Pan African as will have an aggregate subscription price of at least R500,000,000 (five hundred million rand);

5.1.5	by not later than 23h59 on 31 August 2012, the Sale has been unconditionally approved by the Competition Authorities in terms of the Competition Act, or conditionally approved on terms and conditions which each of the Purchaser and Seller confirms in writing to the other (by not later than the said date and time) to be acceptable to it;

5.1.6	by not later than 23h59 on 31 October 2012, the resolutions referred to in clause 5.1.4 have been adopted by Pan African’s shareholders and have become unconditional, and all stock exchanges on which Pan African’s shares are listed have given any approvals which may be required for the implementation of the Sale and all matters contained in such resolutions; and

5.1.7	by not later than 23h59 on 30 June 2013, the Consent has been granted either unconditionally or conditionally on terms and conditions which each of the Purchaser and Seller confirms in writing to the other (by not later than the said date and time) to be acceptable to it.

5.2	The Purchaser and Pan African shall use reasonable endeavours to procure the fulfilment of the Conditions Precedent set out in clauses 5.1.1, 5.1.3, 5.1.4 and 5.1.6 as soon as reasonably possible after the Original Signature Date and shall, to the extent that any such Condition Precedent has been fulfilled prior to the expiry of the relevant date set out in the relevant clause, furnish to the Seller documents evidencing the fulfilment of such Conditions Precedent.

5.3	The Parties shall use reasonable endeavours to procure the fulfilment of the Conditions Precedent set out in clauses 5.1.2, 5.1.5 and 5.1.7 as soon as reasonably possible after the Original Signature Date.

5.4	The Conditions Precedent set out in clauses 5.1.2 and 5.1.4 have been inserted for the benefit of the Purchaser, which will be entitled to waive fulfilment of all or either of the said Conditions Precedent, in whole or in part, on written notice to the Seller prior to the expiry of the relevant dates set out in those clauses (or such later date or dates as may be agreed in writing between the Seller and the Purchaser, acting reasonably, before the aforesaid date or dates).

5.5	The Condition Precedent set out in clause 5.1.1 has been inserted for the benefit of the Seller and the Purchaser, which will be entitled to waive fulfilment of such Condition Precedent, in whole or in part, by agreement in writing prior to the expiry of the date set out in that clause (or such later date or dates as may be agreed in writing between the Seller and the Purchaser, acting reasonably, before the aforesaid date or dates).

5.6	The Conditions Precedent set out in clauses 5.1.3, 5.1.5, 5.1.6 and 5.1.7 are not capable of being waived.

5.7	Each of the Seller and the Purchaser shall be entitled to extend the date for fulfilment of the Condition Precedent in clause 5.1.6 on written notice to the other of them given by not later than the date for fulfilment thereof set out in that clause (or such later date or dates as may be agreed in writing between the Seller and the Purchaser as contemplated in clause 5.8), provided that no such extension or extension’s by either the Purchaser or the Seller in terms of this clause 5.7 shall be for longer than 30 (thirty) days in the aggregate.

5.8	Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 5.1 (or such later date or dates as may be agreed in writing between the Seller and the Purchaser, acting reasonably, before the aforesaid date or dates, or extended by the Seller or the Purchaser in terms of clause 5.7) the provisions of this Agreement, save for clauses 1 to 7, clauses 10 and 11 and clauses 21 to 46 which will remain of full force and effect, will lapse and never become of any force or effect and, save as provided in clause 11.3, the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of this clause 55 or any other clause of this Agreement which remains of force and effect.

5.9	Immediately after all of the Conditions Precedent have been fulfilled or waived, as the case may be, and prior to the Closing Date, the Company shall be obliged to sign all such documents and do all such things as may reasonably be necessary to satisfy the requirements of any lenders which will be providing debt finance to the Purchaser for the purpose of enabling the Purchaser to pay the Purchase Consideration. The Seller shall procure that the Company complies with this clause 5.9 and shall promptly approve any resolutions which may reasonably be required in order to enable the Company to comply with this clause 5.9.

6	CONSENT APPLICATION

6.1	The Purchaser shall as soon as reasonably possible after the Original Signature Date, instruct the Purchaser’s Attorneys to prepare and submit the Consent Application.

6.2	Each of the Purchaser and Pan African warrants and undertakes to and in favour of the Seller that the Purchaser will comply with all of the provisions of the MPRDA and the Mining Charter in so far as they may be necessary for the granting of the Consent.

6.3	The Purchaser shall procure that the Consent Application is submitted to the Seller for consideration by no later than the 20th (twentieth) business day after the Original Signature Date.

6.4	The Seller shall be obliged to submit any proposed amendments which it may have on the Consent Application to the Purchaser within 5 (five) business days of receiving the Consent Application as contemplated in clause 6.3. The Purchaser shall be obliged to accept such proposed amendments provided that they are reasonable.

6.5	The Purchaser shall procure that the Consent Application (as amended in terms of clause 6.4, if applicable) is submitted to the DMR by no later than the date for fulfilment of the Condition Precedent in clause 5.1.1.

6.6	Each of the Parties shall –

6.6.1	provide all information in their possession and which is reasonably necessary for the submission of the Consent Application within 5 (five) business days after receipt of written request from the Purchaser’s Attorneys;

6.6.2	sign all documents within 2 (two) business days of being requested to do so by the Purchaser’s Attorneys in writing, provided that the Seller shall only be obliged to sign such documents if the documents do not contain any inaccuracies, are not misleading and comply with the MPRDA; and

6.6.3	use its commercially reasonable endeavours to comply with all reasonable requests by the DMR in order to enable the Consent Application to be dealt with, to the extent that it is within its power to do so.

6.7	The Purchaser shall pay the costs of the Purchaser’s Attorneys in respect of the preparation and submission of the Consent Application.

7	MERGER NOTIFICATION TO COMPETITION AUTHORITIES

7.1	It is recorded that the Sale will result in a change in control, as contemplated by Chapter 3 of the Competition Act, which will require the approval of the Competition Authorities prior to this Agreement being implemented.

7.2	The Seller and the Purchaser shall, as soon as reasonably possible after the Original Signature Date, jointly instruct the Seller’s Attorneys to prepare and submit a merger notice in respect of the Sale to the Competition Authorities in terms of the Competition Act for approval.

7.3	Each of the Seller and the Purchaser shall use its reasonable endeavours to procure that the Merger Notification is submitted to the Competition Authorities by no later than 30 June 2012.

7.4	Each of the Parties shall –

7.4.1	sign all documents and expeditiously provide all necessary information upon being required to do so;

7.4.2	use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary to procure that the Merger Notification is properly prepared and duly submitted within the time period specified in clause 7.3; and

7.4.3	do everything reasonably required by the Competition Authorities in order to enable the Merger Notification to be dealt with, to the extent that it is within its power to do so.

7.5	If the Competition Commission prohibits the implementation of the Sale (or approves the implementation of the Sale subject to a condition or conditions not approved in writing as contemplated in clause 5.1.5), the Seller or the Purchaser may, through the Seller’s Attorneys, request the Competition Tribunal to consider the Sale and/or the condition/s thereof, and if the Competition Tribunal prohibits the implementation of the Sale and/or upholds the condition/s (as imposed or as modified by the Competition Tribunal), as the case may be, the Seller or the Purchaser may appeal to the Competition Appeal Court. The Seller’s Attorneys’ fees and disbursements for the aforesaid request and/or appeal shall be shared between the Seller and the Purchaser.

7.6	The Purchaser shall pay the costs of and associated with the filing of the Merger Notification. The legal fees of the Seller’s Attorneys for the preparation and submission of the Merger Notification shall be paid by the Seller. Each Party shall pay their own legal costs associated with the preparation of such Merger Notification (if any).

8	SALE

8.1	The Seller hereby sells to the Purchaser, which hereby purchases, the Sale Equity.

8.2	Ownership and all risk in and all benefit attaching to the Sale Equity will be deemed to have passed to the Purchaser upon delivery of the documents referred to in clause 14.1 to the Purchaser on the Closing Date.

8.3	Save as expressly provided elsewhere in this Agreement, possession and effective control of the Sale Equity will be given to the Purchaser on Closing and the Seller will accordingly retain the right to exercise all voting rights attaching to the Sale Shares until the Closing.

9	PURCHASE CONSIDERATION AND PAYMENT

9.1	The Purchase Consideration is an amount calculated in accordance with the following formula –

PC = A – B

Where –

PC =	the Purchase Consideration;

A =	(i) R1,500,000,000 (one billion five hundred million rand) if the Closing Date occurs on 31 October 2012, (ii) the Reduced Consideration if the

Closing Date occurs before 31 October 2012; or (iii) the Increased Consideration if the Closing Date occurs after 31 October 2012; and

B =	the aggregate of any Distributions made by any member of the Group to any member of the Seller’s Group, and any repayment of any amount owing by any member of the Group to any member of the Seller’s Group on loan account, in terms of clause 17.8.2 or in contravention of the provisions of clause 17.

9.2	The Purchase Consideration will be allocated as follows –

9.2.1	in respect of the Sale Claims, the face value thereof;

9.2.2	in respect of the Sale Shares, the balance of the Purchase Consideration.

9.3	The Purchase Consideration, less the aggregate of –

9.3.1	if the Break Fee was paid by the Purchaser to the Seller in terms of clause 11.1, the amount deemed to have been paid to the Seller as part payment of the Purchase Consideration in terms of clause 11.4; and

9.3.2	if the Deposit was paid by the Purchaser to the Seller in terms of clause 10, the amount deemed to have been paid to the Seller as part payment of the Purchaser Consideration in terms of clause 10.3, shall be paid by the Purchaser to the Seller in cash on the Closing Date.

9.4	In addition to the payment referred to in clause 9.3, the Purchaser shall be obliged, on the Closing Date, to either –

9.4.1	procure that the Company repays the Seller’s Credit Loan Account; or

9.4.2	acquire the Seller’s Credit Loan Account from the Seller at the face value thereof, in which event, against payment of such amount (together with any accrued interest thereon), the Seller hereby cedes, transfers and makes over to the Purchaser all of its right, title and interest in and to the Seller’s Credit Loan Account with effect from the Closing Date.

10	DEPOSIT

10.1	If –

10.1.1	all of the Conditions Precedent other than the Condition Precedent set out in clause 5.1.7 have been fulfilled or waived, as the case may be;

10.1.2	the requirements of section 44 of the Companies Act have been satisfied in order to enable the Company to provide the financial assistance contemplated in Annexure 4 and the Company has given written notice to the Purchaser in which the Company confirms that those requirements have been satisfied and to which certified copies of the resolutions of the shareholders and directors required by section 44 are attached;

10.1.3	the Seller and the Company have executed the security cessions attached hereto as Annexures 3 and 4, respectively; and

10.1.4	the Company has, to the extent required by the Purchaser, registered the mortgage bonds referred to in clause 4 of the security cession which is attached hereto as Annexure 4,

the Purchaser shall, on the Deposit Date, pay to the Seller the Deposit to be held by the Seller subject to the remainder of this clause 10. The remainder of this clause 10 shall only apply if the Purchaser has paid the Deposit to the Seller in terms of this clause 10.1.

10.2	If the Condition Precedent set out in clause 5.1.7 has neither been fulfilled nor waived on or before the time stipulated for fulfilment (or any extension thereof) with the consequence that, in terms of clause 5.8, this Agreement lapses, then the Seller shall, within 5 (five) business days after this Agreement lapses, refund to the Purchaser the Deposit plus an amount calculated in accordance with the following formula –

A = (N/365 × 0.05 × D)

Where –

A = the amount to be calculated;

N = the number of days from the date on which the Deposit was paid to the

Seller to the day immediately preceding the day on which the Seller is obliged to refund the Deposit to the Purchaser in accordance with this clause 10.2; and

D = the amount of the Deposit paid to the Seller.

10.3	If the Purchase Consideration has become payable to the Seller, then, without detracting from the Seller’s obligations in terms of clause 14, the Seller shall retain the Deposit and the Purchaser shall be deemed to have paid into the Seller’s Designated Account, as part payment on account of the Purchase Consideration payable by the Purchaser, the sum of the Deposit plus an amount calculated in accordance with the following formula –

A = (N/365 × 0.05 × D)

Where –

A = the amount to be calculated;

N = the number of days from the date on which the Deposit was paid to the Seller to the Closing Date; and

D = the amount of the Deposit paid to the Seller.

10.4	The Seller is aware that the Purchaser intends to raise a portion of the funds it requires in order to pay the Purchase Consideration from debt finance, but that the Purchaser may not be able to draw down on that debt finance until the Condition set out in clause 5.1.7 has been fulfilled. Accordingly, it is recorded that, if (i) the Deposit has been paid to the Seller, (ii) the lenders of the Purchaser’s debt finance are prepared to agree thereto, and (iii) there are no adverse tax or other consequences as a result thereof, the Purchaser and the Seller may agree in writing that the Company shall, instead of the Purchaser, at its own cost and risk and without recourse to the Purchaser or Pan African conclude debt finance agreements and draw down on that debt finance to the extent of the difference between the amount of the Deposit and the amount of the Purchase Consideration, whereafter –

10.4.1	the Company shall declare and pay the proceeds of that debt drawdown as a Distribution to the Seller; and

10.4.2	the Purchase Consideration shall be reduced by the amount of those proceeds plus an amount calculated in accordance with the following formula –

A = (N/365 × 0.05 × P)

Where –

A = the amount to be calculated;

N = the number of days from the receipt by the Company of those proceeds from those lenders to the Closing Date; and

P = the amount of those proceeds.

11	BREAK FEE

11.1	The Purchaser shall –

11.1.1	within 5 (five) business days after the Original Signature Date, pay to the Seller the amount of R20,000,000 (twenty million rand); and

11.1.2	on or before 14h00 on 20 August 2012, pay to the Seller a further amount of R30,000,000 (thirty million rand),

to be held by the Seller subject to the remainder of this clause 11. The aggregate amount paid by the Purchaser to the Seller in terms of this clause 11.1 is referred to herein as the “Break Fee”. For the avoidance of doubt, it is recorded that, until the amount of R30,000,000 (thirty million rand) becomes payable in terms of clause 11.1.2, the Break Fee shall mean only the amount of R20,000,000 (twenty million rand). The remainder of this clause 11 shall only apply if the Purchaser has made a payment to the Seller in terms of this clause 11.1.

11.2	If any one of the Conditions Precedent set out in clauses 5.1.2, 5.1.3, 5.1.5 and 5.1.7 has neither been fulfilled nor waived on or before the time stipulated for fulfilment thereof (or any extension thereof) with the consequence that, in terms of clause 5.8, this Agreement lapses, then the Seller shall, within five business days after this Agreement lapses, refund to the Purchaser the Break Fee plus an amount calculated in accordance with the following formula –

A = (N1/365 × 0.05 × 20 000 000) + (N2/365 × 0.05 × 30 000 000)

Where –

A = the amount to be calculated;

N1 = the number of days from the date on which the amount of R20,000,000 (twenty million rand) was paid to the Seller as part of the Break Fee to the day immediately preceding to the date on which the Seller makes payment to the Purchaser in accordance with this clause 11.2; and

N2 = the number of days from the date on which the amount of R30,000,000 (thirty million rand) was paid to the Seller as part of the Break Fee to the day immediately preceding the date on which the Seller makes payment to the Purchaser in accordance with the provisions of this clause 11.2, it being recorded that if the amount of R30,000,000 (thirty million rand) was not paid to the Seller in accordance with the provisions of clause 11.1.2, then the amount of N2 shall be Nil.

11.3	If any of the Conditions Precedent set out in clauses 5.1.1, 5.1.4 or 5.1.6 has neither been fulfilled nor waived on or before the time stipulated for fulfilment thereof (or any extension thereof) with the consequence that in terms of clause 5.8 this Agreement lapses, then the Seller shall be entitled to retain the Break Fee as compensation for the Sale not being implemented.

11.4	If the Purchase Consideration has become payable to the Seller in terms of clause 9.3, then, without detracting from the Seller’s obligations in terms of clause 14, the Seller shall retain the Break Fee and the Purchaser shall be deemed to have paid into the Seller’s Designated Account, as part payment on account of the Purchase Consideration payable by the Purchaser, the sum of the Break Fee plus an amount calculated in accordance with the following formula –

A = (N1 ÷ 365 x 0.05 × 20,000,000) + (N2/365 × 0.05 × 30,000,000)

Where –

A = the amount to be calculated;

N1 = the number of days from the date on which the amount of R20,000,000 (twenty million rand) was paid to the Seller as part of the Break Fee to the

Closing Date; and

N2 = the number of days from the date on which the amount of R30,000,000 (thirty million rand) was paid to the Seller as part of the Break Fee to the Closing Date.

12	PAYMENTS, ACCELERATION AND INTEREST ON OVERDUE AMOUNTS

12.1	All payments to be made by the Purchaser or Pan African under or arising from this Agreement will be made by electronic transfer of immediately available and freely transferable funds, free of any deductions or set-off whatsoever, in the currency of South Africa, to the Seller’s Designated Account.

12.2	Should any payment to be made by one Party (“Payor”) to another Party (“Payee”) under or arising from this Agreement fail to be made on the due date thereof then, without prejudice to such other rights as may accrue to the Payee consequent upon such failure, such overdue amounts will bear interest, which will be payable by the Payor to the Payee at the Prime Rate plus 400 (four hundred) basis points.

13	GUARANTEE

13.1	Pan African irrevocably and unconditionally, as principal obligor, and not merely as surety, and on the basis of a severable and discrete obligation enforceable against Pan African, guarantees to the Seller the due performance by the Purchaser of all its obligations under this Agreement (“Guaranteed Obligations”).

13.2	All admissions and acknowledgements of indebtedness by the Purchaser to the Seller shall be binding on Pan African.

13.3	Pan African waives any rights that it may have to first require the Seller to proceed against or claim payment from the Purchaser, to take action or obtain judgement in any court against the Purchaser, to make, file or prove any claim in the winding up or dissolution of the Purchaser, or to enforce or seek to enforce any guarantee or security granted by the Purchaser, before making payment under this clause 13.

13.4	Pan African hereby renounces the benefits of the legal exception of simultaneous citation and division of debt (de duobus vel pluribus reis debendi), insofar as such exception may be applicable. Pan African acknowledges that it is fully aware of the meaning and effect of those benefits and the renunciations thereof.

13.5	The liability of Pan African under this clause 13 shall not be prejudiced, affected or diminished by any act, omission, circumstances, matter or thing which, but for this provision might operate to release or otherwise exonerate Pan African from its obligations hereunder in part or in whole, including, without limitation and whether or not known Pan African –

13.5.1	the variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against the Purchaser;

13.5.2	any variation of or extension of the due date for performance of any term of this Agreement in connection with the Guaranteed Obligations (with the intent that Pan African’s obligations in respect of the Guaranteed Obligations shall apply as varied or in respect of the extended due date) or any increase, reduction, exchange, acceleration, renewal, surrender, release or loss of or failure to perfect any of the Guaranteed Obligations or any security therefor or any non-presentment or non-observance of any formality in respect of any instruments;

13.5.3	the winding up or any change in the name or constitution of the Purchaser; or

13.5.4	any legal limitation, disability, incapacity or other circumstances relating to the Purchaser or Pan African.

13.6	The maximum liability of Pan African under this clause 13 and any potential guarantee, suretyship, indemnity or undertaking to be given by Pan African to the Seller in terms of clause 15.1 and any other guarantee/s given by Pan African to the Seller elsewhere in this Agreement is R1,550,000,000 (one billion five hundred and fifty million rand).

14	CLOSING

14.1	On the Closing Date representatives of the Seller and the Purchaser shall meet at 10h00 at the offices of the Seller’s Attorneys or such other place as the Seller and the Purchaser may agree in writing, at which meeting the Seller will deliver to the Seller’s Attorneys –

14.1.1	an original share certificate/s in respect of the Sale Shares;

14.1.2	a signed share transfer form/s in respect of the Sale Shares;

14.1.3	resignations of all the directors of the Group with effect from the Closing Date;

14.1.4	resignations of the public officer and company secretary of the Company as at the Closing Date, it being specifically agreed that these resignations are from formal appointments as officers of the Company only, and not from posts of employment with the Company, if applicable; and

14.1.5	a certified copy of a resolution of the directors of the Company appointing, with effect from the Closing Date, such directors of the Group as may have been nominated for that purpose by the Purchaser by means of written notice to the Seller at least 20 (twenty) business days prior to the Closing Date.

14.2	On the Closing Date and against payment of the amount referred to in clauses 9.3 and, if applicable, 9.4, the Seller shall deliver to, or place the Purchaser in control of all documents, information and other data in respect of the mining assets of the Group which belong to the Group, are in the possession of members of the Seller’s Group and are separate and distinct from documents, information and other data in respect of members of the Seller’s Group.

14.3	The Seller shall procure that the Seller’s Attorneys will hold the documents delivered to it in terms of clause 14.1 in escrow and shall release them to the Purchaser when the Seller’s Attorneys have received confirmation from the Seller or the bank where the Seller’s Designated Account is held, or such other proof as they may deem appropriate, that the amounts referred to in clauses 9.3 and, if applicable, 9.4 have been credited to the Seller’s Designated Account.

14.4	The Seller undertakes to notify the Seller’s Attorneys immediately after the Seller becomes aware that the amounts referred to in clauses 9.3 and, if applicable, 9.4 have been credited to the Seller’s Designated Account.

14.5	Against payment of the amounts referred to in clauses 9.3 and, if applicable, 9.4, the Seller hereby cedes to the Purchaser all of its right, title and interest in and to the Sale Claims with effect from the Closing Date.

14.6	The Seller and the Purchaser may, by agreement in writing, dispense with a meeting on the Closing Date and may instead ensure delivery of the documents referred to in clause 14.1 in such other manner as they agree to be convenient.

15	RELEASE FROM GUARANTEES AND SURETYSHIPS

15.1	The Purchaser and Pan African will use reasonable endeavours to procure the release of the Seller (and all members of the Seller’s Group), within a period of 30 (thirty) days from the Closing Date, from those guarantees, suretyships, indemnities and undertakings (including letters of comfort and the like) furnished by them in respect of the obligations of the Group in the normal course of business during the period between the Original Signature Date and the Closing Date. The Purchaser and Pan African will, if necessary to procure such release, be obliged to furnish their own guarantees, suretyships, indemnities and undertakings and, if required to procure such release, shall be obliged to discharge any principal obligation or to agree to any variation of the terms of such guarantee, suretyship or indemnity.

15.2	Each of the Purchaser and Pan African indemnifies the Seller (and all members of the Seller’s Group) against any claim in respect of any liability arising under the matters referred to in clause 15.1. The Purchaser and Pan African will be obliged to make payment under this indemnity as soon as the Seller becomes obliged to make any payment in respect of any such liability.

15.3	It is agreed that the provisions of clauses 15.1 and 15.2 shall not apply to any guarantee, suretyship or the like provided by the Seller to Eskom in order to procure the fulfilment of the Condition Precedent set out in clause 5.1.2. Any such guarantee, suretyship or the like shall be dealt with on the basis agreed between the Seller, the Purchaser and Pan African prior to the provision of such guarantee, suretyship or the like.

16	IMPLEMENTATION UNDERTAKINGS

The Purchaser, Pan African and the Seller hereby irrevocably and unconditionally undertake that each of them shall (as a separate undertaking given by each of them) refrain from taking any action that would, or would reasonably be expected to, prevent or delay the fulfillment of any of the Conditions Precedent or otherwise prevent or delay implementation of the Sale.

17	DISTRIBUTIONS AND LOAN ACCOUNTS

17.1	It is recorded that, as at the Measurement Date –

17.1.1	the Seller’s Group was indebted to the Group on loan account in an aggregate amount of R338,420,000 (three hundred and thirty eight million four hundred and twenty thousand rand); and

17.1.2	the Group was indebted to the Seller’s Group on loan account in an aggregate amount of R112,395,000 (one hundred and twelve million three hundred and ninety five thousand rand).

17.2	It is also recorded that the Seller paid an amount of R27,942,000 (twenty seven million nine hundred and forty two thousand rand) into the Harmony Gold Environmental Trust for and on behalf of the Company, and in respect of the rehabilitation obligations of the Company, on 27 June 2012, which payment had the effect of reducing the balance referred to in 17.1.1 to R310,478,000 (three hundred and ten million four hundred and seventy eight thousand rand).

17.3	The Seller shall procure that, on or before 17 August 2012, the following transactions are implemented in the following sequence –

17.3.1	all obligations of the Seller’s Group referred to in clause 17.1.1 which are not owed by the Seller itself are delegated to the Seller (and the Company hereby consents to such delegation and the Company shall procure that any Subsidiary to which such obligations are owed consents to such delegation) and all claims of members of the Seller’s Group referred to in clause 17.1.2 which are not claims of the Seller itself are ceded to the Seller;

17.3.2	the amount referred to in clause 17.1.2 is set off against the amount referred to in clause 17.1.1 (as reduced by the amount referred to in clause 17.2),

which will have the effect of reducing the amount owing by the Seller to the Group to R198,083,000 (one hundred and ninety eight million and eighty three thousand rand);

17.3.3	subject to 17.3.6, an amount of R120,058,000 (one hundred and twenty million and fifty eight thousand rand) of the balance referred to in clause 17.3.2 is repaid by the Seller to the Group by paying such amount into a bank account in the name of the Company, which will have the effect of reducing the balance referred to in clause 17.3.2 to R78,025,000 (seventy eight million and twenty five thousand rand);

17.3.4	the Company makes a Distribution of R78,025,000 (seventy eight million and twenty five thousand rand) to the Seller, which Distribution will not be paid in cash and will be left owing to the Seller and which will then be settled by setting off the amount of the Distribution against the balance referred to in clause 17.3.3;

17.3.5	subject to 17.3.6, the Company repays the amount of R21,763,000 (twenty one million seven hundred and sixty three thousand rand) to the Seller in cash, such amount constituting the Seller’s Credit Loan Account for the period from 1 April 2012 to 30 June 2012; and

17.3.6	the payments referred to in 17.3.3 and 17.3.5 shall be set-off against each other so that the net amount payable by the Seller to the Company will be R98,295,000 (ninety eight million two hundred and ninety five thousand rand).

17.4	The Seller shall procure that the necessary declaration is made by the Seller so as to ensure that the Distributions provided for in clauses 17 and 18 are exempt from dividends tax in terms of section 64F of the Income Tax Act, No 58 of 1962.

17.5	The effect of the transactions provided for in clause 17.3 will be that –

17.5.1	the Company will have an agreed cash balance in a bank account in the name of the Company of R98,859,000 (ninety eight million eight hundred and fifty nine thousand rand) immediately after such transactions have been implemented, which amount does not take into account any transactions or movements after 30 June 2012;

17.5.2	all amounts owing by the Seller’s Group to the Group as at 30 June 2012 will have been settled; and

17.5.3	all amounts owing by the Group to the Seller’s Group as at 30 June 2012 will have been settled.

17.6	The provisions of this clause 17 do not detract from the Warranties contained in clause 4.2 of Annexure “2”.

17.7	The Parties agree that –

17.7.1	the transactions provided for in clause 17.3 (other than clause 17.3.5) shall be deemed to have occurred on the Measurement Date, but on the basis that, provided that clause 17.3 is complied with, no Party shall have any claims against any other Party for interest that would have been payable if those transactions in fact occurred on the Measurement Date; and

17.7.2	the Seller has accordingly prepared the Adjusted Condensed Consolidated Balance Sheet in order to reflect (i) the position that would have prevailed on the Measurement Date if the transactions provided for in clause 17.3 (other than clause 17.3.5) had in fact occurred on the Measurement Date and (ii) the position that would have prevailed on 30 June 2012 if the transactions provided for in clause 17.3 had in fact occurred prior to 30 June 2012.

17.8	Notwithstanding the provisions of clause 8, it is agreed that the Seller is not entitled to the benefits of the Sale Equity in respect of the period after the Measurement Date and, accordingly –

17.8.1	the Seller agrees to procure that, after 31 March 2012, the Company, save as expressly permitted in terms of this clause 17, shall not have made, and shall not make, any Distributions and the Subsidiaries shall not have made, and shall not make, any Distributions other than to the Company or another Subsidiary; and

17.8.2	it is agreed that, following any Distribution/s in terms of clause 17.3, the Seller will be entitled, with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) to procure that the Company, subject to compliance with the applicable provisions of the Companies Act, (i) makes a Distribution/s to the Seller out of the profits of the Company for the period between the Measurement Date and the Closing Date and (ii) repays any amount owing to any entity within the Seller’s Group on loan account.

17.9	In addition, and notwithstanding anything to the contrary contained in this Agreement, the Seller will be entitled to procure, by not later than 17 August 2012 and subject to compliance with the applicable provisions of the Companies Act, that –

17.9.1	the Company makes a Distribution to the Seller of R53,594,000 (fifty three million five hundred and ninety four thousand rand) in respect of a portion of the profit made by the Company pursuant to the Taung Sale Agreement; and

17.9.2	the amount of the Distribution referred to in clause 17.9.1 shall not be paid in cash but shall be settled by setting off such amount against the Seller’s obligation referred to in clause 18.1.6.

17.10	It is acknowledged and agreed that the Sale Shares are sold ex any Distribution declared as contemplated in clauses 17and 18.

17.11	The Seller undertakes to procure that –

17.11.1	between the Measurement Date and the Closing Date, no amounts shall be or become owing by the Seller’s Group to the Group, or by the Group to the Seller’s Group, except for –

17.11.1.1	such amounts as may become payable in terms of the Evander Shared Services Agreement or the Harmony Shared Services Agreement; and

17.11.1.2	any Seller’s Credit Loan Account that may arise in respect of any period after 30 June 2012;

17.11.2	in respect of the month of July 2012 up to the Closing Date, the net amount owed by the Seller’s Group to the Group on debit loan account at the end of a month (if any) is transferred into a bank account in the Company’s name within 10 (ten) days after the end of each subsequent month (provided that in respect of the month of July 2012, such transfer need only occur on or before 20 August 2012), which bank account will attract interest at the same rate applicable to the Seller’s treasury accounts held with the same financial institution, it being agreed that the Seller will be entitled to transfer funds from that bank account to a bank account in the name of a member of the Seller’s

Group at any time to settle any net amount owing at that time by any member of the Group to any member of the Seller’s Group;

17.11.3	whenever requested by the Purchaser, acting reasonably, the Purchaser is provided with bank statements or such other evidence as may reflect all transfers of funds into or out of the bank accounts of the Group; and

17.11.4	no amounts are owed by the Seller’s Group to the Group as at the Closing Date save for amounts payable in terms of the Evander Shared Services Agreement,

it being agreed that the provisions of clause 29 shall not apply to the undertakings given in this clause 17.11.

17.12	Between 1 September and the Closing Date, the Company will be obliged to pay, and the Seller will be entitled to procure that the Company pays, interest on the Seller’s Credit Loan Account net of any amounts owing by the Seller’s Group to the Group at a rate of 5% (five percent), nominal annual compounded monthly in arrears.

18	TAUNG SALE AGREEMENT

18.1	It is recorded that –

18.1.1	prior to the Original Signature Date, the Company had concluded the Taung Sale Agreement;

18.1.2	this Agreement was concluded on the basis that the Seller would accept and obtain the risk and benefit of the Taung Sale Agreement as set out in this clause 18 as read with clause 17.9;

18.1.3	the full purchase consideration, being an amount of R256,500,000 (two hundred and fifty six million five hundred thousand rand), payable in terms of the Taung Sale Agreement has been received by the Seller on behalf of the Company;

18.1.4	R100,000,000 (one hundred million rand) of the amount referred in clause 18.1.3 was included in the indebtedness of the Seller’s Group referred to in clause 17.1.1 and the repayment thereof is dealt with in clause 17.3;

18.1.5	the balance of the amount referred in clause 18.1.3, being R156,500,000 (one hundred and fifty six million five hundred thousand rand), was received by the Seller after the Measurement Date and the Seller has paid the amount of R102,906,000 (one hundred and two million nine hundred and six thousand rand) in cash, without set-off or deduction of any nature whatsoever, to SARS on account of the Company’s estimated obligation to pay R71,406,000 (seventy one million four hundred and six thousand rand) in respect of tax arising from the Taung Sale Agreement and the Company’s obligation to pay R31,500,000 (thirty one million five hundred thousand rand) in respect of value added tax; and

18.1.6	the remaining amount of R53,594,000 (fifty three million five hundred and ninety four thousand rand) shall remain owing by the Seller to the Company until set-off in accordance with the provisions of clause 17.9.

18.2	The Company irrevocably and in rem suam nominates, constitutes and appoints the Seller (and all executive directors and managerial employees of the Seller from time to time) with full power of substitution to be its lawful attorneys and agents, in its name, place and stead to –

18.2.1	make all such decisions as he/she deems necessary in connection with the Taung Sale Agreement;

18.2.2	sign all documents or agreements amplifying, amending, varying and/or reinstating the Taung Sale Agreement (including without limitation negotiating and/or settling the terms of any such documents or agreements amending and/or replacing the Taung Sale Agreement, or any provisions thereof);

18.2.3	do all such things as may be necessary to procure the extensions of all or any of the remaining conditions precedent or resolutive condition contained in the Taung Sale Agreement;

18.2.4	do all such things and sign all such documents as may be necessary for and incidental to the fulfilment of the remaining conditions precedent or non-fulfilment of the resolutive condition to the Taung Sale Agreement and the implementation of the Taung Sale Agreement; and

18.2.5	do all such things and sign all such documents as may be necessary for and incidental to the determination of the Tax Payable.

18.3	The Company hereby undertakes to provide the Seller with copies of all documents, and to the extent necessary, all original documents, and such assistance as may be necessary to enable the Seller to procure the implementation of the Taung Sale Agreement.

18.4	If requested by the Seller, the Company shall procure the passing of all such resolutions and the signature of all such documents as may be necessary to enable the Seller to procure the implementation of the Taung Sale Agreement.

18.5	In the event that the Tax Payable is finally determined by SARS or by a Court to be –

18.5.1	less than R71,406,000 (seventy one million four hundred and six thousand rand), the Purchaser shall pay, as an increase of the Purchase Consideration, to the Seller the difference between R71,406,000 (seventy one million four hundred and six thousand rand) and the Tax Payable, on the later of the Closing Date and 5 (five) business days after the date of refund by SARS to the Company of the surplus amount paid by the Company in excess of the Tax Payable; or

18.5.2	more than R71,406,000 (seventy one million four hundred and six thousand rand), the Purchase Consideration shall be reduced by the difference between the Tax Payable and R71,406,000 (seventy one million four hundred and six thousand rand), and if such final determination occurs after the Closing Date then Seller shall pay the amount of such reduction of the Purchase Consideration to the Purchaser on the date on which the additional Tax Payable is due and payable to SARS.

18.6	The Purchaser and the Company should be obliged to take all such steps as are within their power to procure that any refund due by SARS as contemplated in clause 18.5.1 is made as soon as possible.

18.7	The Parties shall be obliged to take all such reasonable steps which are within their power to procure that the Taung Sale Agreement is implemented as soon as possible after the Original Signature Date and that the Tax Payable is determined as soon as possible after such implementation.

18.8	Each of the Company, the Purchaser and Pan African undertakes at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to it and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import and implementation of the Taung Sale Agreement.

18.9	It is recorded that this Agreement has been entered into on the basis that the Company will not benefit from the transaction recorded in the Taung Sale Agreement and will not incur any cost or expense in respect thereof. Accordingly –

18.9.1	the Company, the Purchaser and Pan African have agreed to the provisions of this clause 18; and

18.9.2	subject to full compliance by the Purchaser and Pan African with their obligations and undertakings in this clause 18 (excluding clause 18.10), the Seller hereby indemnifies and holds the Company harmless against all claims made against the Company and all liabilities, costs and expenses that may be incurred in respect of the transaction recorded in the Taung Sale Agreement, including any claim for repayment of the purchase consideration paid under the Taung Sale Agreement and any interest or penalties payable by the Company in respect of the Tax Payable (other than interest or penalties arising out of any act or omission by the Company and/or the Purchaser after the Closing Date), but the Company shall not be entitled to recover under this clause 18.9.2 any amount which is taken into account as an increase or reduction of the Purchase Consideration in terms of clause 18.5.

18.9.3	The provisions of clauses 29.1.2, 29.1.3 and 29.1.4 shall not apply to the undertakings and indemnity given by the Seller in terms of this clause 18. For the avoidance of doubt, the indemnity given in terms of clause 18.9.2 does not apply to the 2008 Agreements.

18.10	In the event that a claim is made for the repayment of all or a portion of the purchase consideration paid under the Taung Sale Agreement and the Seller has complied with its obligations under clause 18.9.2 and paid to the Company the amount which the Company is required to repay in terms of the Taung Sale Agreement, the Company and the Purchaser shall be obliged to –

18.10.1	take all such steps as are within their power to procure that the Company recovers from SARS as soon as possible such refund of the R102,906,000 (one hundred and two million nine hundred and six thousand rand) referred to in clause 18.1.5 as the Company is entitled to recover; and

18.10.2	pay the amount refunded by SARS to the Seller forthwith on receipt by the Company of such refund,

provided that the Seller shall be entitled, but not obliged, to claim such refund from SARS for and on behalf of the Company in which event the provisions of clauses 18.2, 18.3, 18.4 and 18.12 shall mutatis mutandis apply to such claim by the Seller and any proceedings in regard thereto.

18.11	The Purchaser shall promptly notify the Seller of any claim made by any third party against the Company (“Third Party Claim”) which may give rise to a claim for indemnification under this clause 18.

18.12	The Seller shall have the right to defend the Company against the Third Party Claim with legal representation of its choice provided that –

18.12.1	the Seller notifies the Purchaser within 10 (ten) business days after the Purchaser has given notice of the Third Party Claim that the Seller will indemnify the Company from and against the entirety of any costs the Company may incur resulting from, arising out of, relating to, or caused by the Third Party Claim; and

18.12.2	the Seller conducts the defence of the Third Party Claim actively and diligently and –

18.12.2.1	affords the Purchaser and the Company a reasonable opportunity to be present at and to participate in all discussions and meetings which are held by the Seller or by any counsel, attorney or third party (acting on behalf of the Seller) in connection with such defence; and

18.12.2.2	permits the Purchaser to express its views and opinions from time to time in regard to the defence of a Third Party Claim.

18.13	The Company will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Seller.

18.14	The Seller will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld).

18.15	The Purchaser and Pan African undertake and warrant to and in favour of the Seller that, other than pursuant to the Taung Sale Agreement, they and the Company will not encumber or dispose of the Taung Sale Assets, or any of them, or enter into an agreement to encumber or dispose of the Taung Sale Assets, or any of them, prior to the earlier of the –

18.15.1	4th (fourth) anniversary of the Closing Date; and

18.15.2	date of implementation of the 2008 Agreements in full,

without the Seller’s prior written consent.

19	REHABILITATION TRUST FUND

The Seller shall procure that –

19.1	a separate rehabilitation trust fund, complying with the requirements of the DMR and the South African Revenue Services, is established by the Company for the rehabilitation of the Company’s mining operations on closure;

19.2	the amount in the Harmony Gold Environmental Trust in respect of the rehabilitation of the Company’s mining operations is transferred into the fund referred to in clause 19.1 as soon as reasonably possible after 20 August 2012; and

19.3	the cash balance in such rehabilitation fund on the date of the transfer referred to in 19.2, after deducting any amount to be transferred in terms of the Taung Sale Agreement, is not less than R196,408,000 (one hundred and ninety six million four hundred and eight thousand rand) plus any growth accrued from 1 July 2012 in respect of such amount in the Harmony Gold Environmental Trust.

20	EMPLOYEES

20.1	The Seller shall, after the Closing Date, remain responsible for ensuring that all Share Rights in respect of shares in the Seller held by any of the Employees to be transferred to the Company in accordance with the provisions of the Sale of

Business Agreement are dealt with in accordance with the rules applicable to such Share Rights.

20.2	The Purchaser acknowledges having been provided with details of the Profit Share Scheme prior to the Original Signature Date.

20.3	The Purchaser and the Company undertake to provide the Seller, on request by the Seller, with all such information regarding the Company as may be reasonably necessary for the Seller to calculate the profit share payable in terms of the Profit Share Scheme from time to time.

20.4	The Seller shall notify the Purchaser of the profit share payable in terms of the Profit Share Scheme from time to time. If requested by the Purchaser, and at the Purchaser’s cost, the Seller shall provide the Purchaser with confirmation from the Auditors that any such profit share payable notified by the Seller has been correctly calculated.

20.5	The Purchaser and Pan African shall be obliged to procure that the Company continues to make profit share payments to the Employees in accordance with the Profit Share Scheme after the Closing Date. If any such profit share payment in any quarter during the period commencing on the Closing Date and terminating on 30 June 2013 is greater than R350 (three hundred and fifty rand) per eligible Employee, the Seller shall be obliged, after having been provided with an invoice, to pay to the Company an amount equal to the aggregate of such excess.

20.6	The Purchaser acknowledges having been provided with details of the Harmony ESOP and acknowledges and agrees that the Seller’s obligations to the Employees under the Harmony ESOP (excluding in respect of awards made but not issued before the Closing Date) will terminate on the day immediately prior to the Closing Date.

21	NON-SOLICITATION

21.1	The Seller undertakes to procure that none of the employees, within the category known as “payroll 1”, other than the general manager of the Business, seconded by it to the Company as at the Original Signature Date, and during the Interim Period, are transferred to the operations of any other member of the Seller’s Group.

21.2	Subject to the provisions of clauses 21.2 and 21.3, the Seller shall not, and shall procure that members of the Seller’s Group shall not, for a period of 12 (twelve) months from the Closing Date, solicit, endeavour to entice away, employ or offer to employ any of the Employees.

21.3	The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of the provisions of clause 21.2, provided that no member of the Seller’s Group encourages or advises such agency to approach any such person.

21.4	Any general solicitations or advertisements for employment not specifically directed towards any of the Employees or any contact with the Employees in circumstances where such Employee approaches the Seller, or any member of the Seller’s Group, on an unsolicited basis shall not constitute a breach of the provisions of clause 21.2.

21.5	Subject to the provisions of clauses 21.6 and 21.7, the Purchaser and Pan African shall not, and shall procure that their subsidiaries shall not, for the period from the Original Signature Date until the Closing Date and for a period of 12 (twelve) months from the Closing Date, solicit, endeavour to entice away, employ or offer to employ any employees of the Seller’s Group.

21.6	The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of the provisions of clause 21.5, provided that none of them encourages or advises such agency to approach any such person.

21.7	Any general solicitations or advertisements for employment not specifically directed towards any of the employees of the Seller’s Group or any contact with them in circumstances where such employee approaches the Purchaser or Pan

African, or any of their subsidiaries, on an unsolicited basis shall not constitute a breach of the provisions of clause 21.5.

22	INTERIM PERIOD AND LIAISON ON CONDUCT OF BUSINESS

22.1	Joint Technical Steering Committee

22.1.1	The Seller and the Purchaser shall establish a joint liaison committee (“Interim Committee”) by no later than 10 (ten) business days after the Original Signature Date.

22.1.2	During the period from the date of fulfilment of the Condition Precedent in clause 5.1.5 to the Closing Date (“Liaison Period”), the Seller shall reasonably consider the views of the Purchaser in respect of the management of the Business. Notwithstanding the aforegoing, immediately after the Deposit has been paid to the Seller –

22.1.2.1	the Seller shall procure the election or appointment to the board of directors of the Company of such number of persons as may be nominated for this purpose by written notice from the Purchaser to the Seller, provided that such number shall be less than 50% (fifty percent) of the aggregate number of directors of the Company; and

22.1.2.2	the Purchaser shall (subject to the consent of the Seller and the Company, which shall not be unreasonably withheld by the Seller or the Company, for all directions which the Purchaser may give and subject to there being continued compliance with the provisions of clauses 22.2, 22.3 and 22.4 and all applicable laws) be entitled to direct the management of the Business.

22.1.3	During the Liaison Period, the Seller will procure that the Company will, during normal business hours, afford the Purchaser, its designated officers, senior managerial personnel and/or professional advisers (provided such latter persons are duly accompanied by an officer or senior manager of the Purchaser) with such access to the Business as the Purchaser may reasonably require for purposes of enabling them to familiarise themselves generally with the day-to-day conduct and operation of the business of the Company. The Purchaser will do this in such a manner that it will not interfere with or hinder the business of the Company or the Seller’s operational or line managerial responsibilities.

22.2	2012 and 2013 Business Plans

22.2.1	The Parties agree and record that, as at the Original Signature Date, the Seller has furnished to the Purchaser, and the Purchaser has confirmed its acceptance of, the detailed month-to-month business plan (and its associated operating budget and capital budget for the financial year 2012) (“2012 Business Plan”) approved and adopted by the Seller in respect of the Business for the period from 1 July 2011 to 30 June 2012, which 2012 Business Plan includes provision for the Company to incur capital expenditure in respect of the Business subject to the Seller’s normal approval process.

22.2.2	The Seller shall use all reasonable endeavours to prepare and submit to the Purchaser for consideration a detailed month-to-month business plan (and its associated opex budget and capex budget) for the financial year 2013 (“2013 Business Plan”) in respect of the Business, by no later than 30 July 2012. To the extent that the Closing Date has not occurred by 31 July 2013, then the Company shall prepare a detailed month-to-month business plan (and its associated opex budget and capex budget) for the financial year 2014 (“2014 Business Plan”) and the provisions of this clause 22.2 shall mutatis mutandis apply to the 2014 Business Plan.

22.2.3	After the date of fulfilment of the Condition Precedent in clause 5.1.5, the Seller shall not be entitled to materially amend the 2012 Business Plan, the 2013 Business Plan and/or the 2014 Business Plan without first submitting such amendment to the Interim Committee for discussion and consideration.

22.2.4	Save only in respect of such variations and/or deviations from the 2012 Business Plan, the 2013 Business Plan or the 2014 Business Plan as may be required in the ordinary course of business to meet at the relevant time any unforeseen exigencies relating to the Business, the Seller shall use its reasonable endeavours to implement the 2012 Business Plan, the 2013 Business Plan and the 2014 Business Plan in accordance, in all material respects, with its terms.

22.2.5	The Interim Committee shall meet on at least a monthly basis to discuss all issues pertaining to the running of the Business. Notwithstanding the monthly meetings of the Interim Committee, the Seller shall maintain overall management and control of the Business during the Interim Period.

22.3	Capex Budget

22.3.1	Without derogating from the generality of any of the provisions of this clause 22, the Seller and the Purchaser agree that, in respect of the Liaison Period, capital expenditure will be incurred in accordance with the relevant business plan. The Company may only incur capital expenditure over and above the capital expenditure provided for in the relevant business plan if such expenditure is required in the ordinary course of the business of the Company and following compliance with the Seller’s normal approval process.

22.3.2	The Company shall, before any proposed capex deviation or capex increase to the extent of more than 5% (five percent) occurs, consult with the Purchasers reasonably and in good faith in the forum of the Interim Committee, it being recorded that, if the Seller and the Purchaser fail to agree on the proposed capital expenditure deviation or capital expenditure increase, the Company shall be entitled, in its sole discretion, to incur (or commit to incur, as the case may be) the proposed capex deviation or capex increase.

22.4	Interim Period Undertakings by the Seller

22.4.1	During the Interim Period, the Seller will procure that the Company will continue to carry on the Business in substantially the usual and ordinary course consistent with past practice, procedures and policies, and in accordance with sound business practice, and the Company will not enter into any contract or commitment or do anything which, in any such case, is out of the ordinary or usual course of the business. In particular, but without limiting the generality of the aforegoing, the Seller undertakes, in favour of the Purchaser that, during the Interim Period, the Company shall not –

22.4.1.1	materially alter the existing nature or scope of the Business;

22.4.1.2	acquire or enter into any agreement to acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person;

22.4.1.3	dispose of or enter into any agreement to dispose of (whether by one transaction or by a series of transactions) any of the assets of the Group having a replacement value in excess of R100 000 (one hundred thousand rand), other than in the normal and ordinary course of business and excluding the Taung Sale Assets;

22.4.1.4	grant or agree to grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create any mortgage, charge or other encumbrance over the whole or any part of the Business or any of the assets of the Group or to the extent that same may impair, encumber or hypothecate any assets, other than the normal and ordinary course of business;

22.4.1.5	enter into or agree to enter into any joint venture, partnership or agreement or other venture for the sharing of profits or assets;

22.4.1.6	commence, compromise or discontinue any legal, administrative, regulatory or arbitration proceedings (other than routine debt collection and other than in the normal and ordinary course of business);

22.4.1.7	give any express or implied warranties in respect of any products sold or services rendered by it, other than the usual and/or normal warranties given in the ordinary and regular course of carrying on the Business;

22.4.1.8	make or agree to any amendment, variation, deletion, addition, renewal or extension to or of, terminate or give any notice or intimation of termination of or breach or fail to comply with the terms of any material contract or arrangements with third parties, otherwise than in the normal and ordinary course of the Business;

22.4.1.9	make any changes to its accounting policies and procedures, other than as may be necessary to comply with any legislative or statutory changes;

22.4.1.10	take or agree to take any loans, borrowings or other forms of funding or financial facilities or assistance, or enter into or agree to enter into any foreign exchange transactions, guarantees or other similar agreements (which are not in the normal and ordinary course of business); and

22.4.1.11	declare or pay any dividends or make any other Distribution, other than as contemplated in clause 17.

22.4.2	During the Interim Period, the Seller shall, in relation to the mining rights and the prospecting rights held by the Group, ensure that the Company will –

22.4.2.1	keep them in good standing and observe and perform its material ongoing obligations thereunder;

22.4.2.2	save for the Taung Sale Assets, not sell, transfer, assign or otherwise deal with or create any interest in any part of them;

22.4.2.3	not terminate them nor render them liable to forfeiture;

22.4.2.4	not create nor allow any encumbrance over them; and

22.4.2.5	not amend them nor seek to vary their operation.

23	INSURANCE

23.1	The Seller shall procure that the Company remains covered by the insurance policies in existence in respect of the Seller’s Group from time to time (“Seller’s Group Insurance”) from the Original Signature Date until the next date of expiry (“Date of Expiry”) of the Seller’s Group Insurance occurring after the Closing Date.

23.2	The Company shall be obliged to pay to the Seller its share of the premiums payable for the Seller’s Group Insurance, calculated on the same basis as the share of the premiums payable by the other operations of the Seller’s Group (“Company Share”).

23.3	The Seller shall procure that the Company Share is paid by the Company monthly, on the first business day of each month, up to the first business day of the month during which the Closing Date falls.

23.4

The Purchaser and Pan African undertake to ensure that the Company continues to pay the Company Share to the Seller monthly, on the first business day of each month, from the first business day of the 1st (first) month after the Closing Date until the first business day of the month immediately prior to the Date of Expiry.

24	MEASUREMENT DATE BALANCE SHEET AND MANAGEMENT ACCOUNTS

24.1	The Measurement Date Balance Sheet is attached hereto as Annexure “5” and the Adjusted Condensed Consolidated Balance Sheet is attached hereto as Annexure “6”.

24.2	For the month of July 2012 and until the Closing Date, monthly management accounts of the Business and a trial balance in respect of the Company shall be prepared by the Seller, by no later than 21 (twenty one) days after the end of the month to which they relate, applying materially the same accounting principles and policies which are applied by the Company as at 30 January 2012 in the preparation of the monthly management accounts of the Business and trial balances in respect of the Company, and which monthly management accounts and trial balances shall fairly reflect the financial position and trading results of the Company for the periods to which they relate and shall contain all such information as the Purchaser may reasonably request.

24.3	Without limiting the generality of the aforegoing, during the Liaison Period, the Company shall, with effect from the date on which the Interim Committee referred to in clause 22.1 shall have been established and commenced meeting, allow the Purchaser and/or its professional advisers reasonable access from time to time to the accounting personnel of the Seller to discuss the monthly management accounts of the Group.

25	DUE DILIGENCE INVESTIGATION

It is recorded that –

25.1	the Purchaser, Pan African and their representatives have, prior to 30 January 2012, conducted the Due Diligence Investigation to verify, inter alia –

25.1.1	the information conveyed in whatsoever form, presented and representations made by the Seller in respect of the Group; and

25.1.2	all facts or circumstances which could reasonably be regarded as material to a purchaser in acquiring the Sale Equity;

25.2	the Purchaser, Pan African and/or their representatives had, prior to the Original Signature Date, for purposes of the Due Diligence Investigation, been given access to the information contained in the documents included in the Data Room and/or pursuant to discussions between the Purchaser, Pan African and/or their representatives and members of the executive management of the Seller and the Company;

25.3	the Purchaser and Pan African hereby notify the Seller that they are satisfied with the results of the Due Diligence Investigation based on the disclosures made and information conveyed by the Seller during the Due Diligence Investigation and also based on their own searches, enquiries and investigations; and

25.4	the Purchaser and Pan African acknowledge, accept and confirm that the information contained in the documents included in the Data Room and the interviews held, are sufficient for them to make a decision as to whether or not the Purchaser should acquire the Sale Equity on the terms and subject to the conditions contained in this Agreement.

26	AMENDMENTS TO ANCILLARY AGREEMENTS

Harmony and the Company hereby undertake not to make any amendments to the Evander Shared Services Agreement, the Harmony Shared Services Agreement or the Sale of Business Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

27	WARRANTIES BY THE PURCHASER AND PAN AFRICAN

Each of the Purchaser and Pan African hereby warrants and undertakes to and in favour of the Seller that, prior to the Closing Date, none of them or their representatives will –

27.1	submit an application (of any nature) to the DMR or the Minister; and

27.2	hold discussions, of any nature whatsoever, with the DMR or the Minister,

regarding the transfer, or potential transfer, of any of the Company’s mining and/or prospecting rights to any other entity.

28	WARRANTIES BY THE SELLER

28.1	Subject to the limitations and qualifications set out in this clause 28 and clause 29, the Seller hereby gives to and in favour of the Purchaser the Warranties. Each Warranty –

28.1.1	is a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty or by any other words in this Agreement;

28.1.2	is, insofar as it is promissory or relates to a future event, be deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

28.1.3	save where any Warranty is expressly limited to a particular date, is given as at the Original Signature Date and the Closing Date, and all periods between those dates; and

28.1.4	shall continue and remain in force notwithstanding the completion of the Sale.

28.2	The Warranties are limited and qualified to the extent to which disclosure of any fact or circumstance giving rise to such limitation or qualification has been made in –

28.2.1	the Disclosure Schedule;

28.2.2	any information or material included in the Data Room Documents;

28.2.3	any information disclosed during interviews conducted with officers, employees, agents or advisers of the Seller and/or the Company prior to the Original Signature Date;

28.2.4	the Audited Accounts;

28.2.5	any written material provided to the Purchaser, and/or Pan African and/or their representatives as part of the Due Diligence Investigation;

28.2.6	any other document provided by the Seller, the Company or any of their officers, employees, agents or advisers to the Purchaser or Pan African and/or any of their representatives prior to the Original Signature Date;

28.2.7	any presentation made to the Purchaser or Pan African and/or their representatives in respect of the Company and/or the Business prior to the Original Signature Date; and

28.2.8	any publicly available information.

28.3	The Warranties are further limited and qualified –

28.3.1	by anything which arises as a result of any change in any applicable law or in its interpretation; and

28.3.2	by anything to the extent that it is within the actual knowledge of the Purchaser at the Original Signature Date.

28.4	The Purchaser acknowledges and warrants that –

28.4.1	as at the Original Signature Date, it does not know of, or have any ground to suspect, anything which may be, or would with the lapse of time or giving of notice, or both, be likely to become, a breach of any Warranty;

28.4.2	it and its representatives have had an opportunity to conduct the Due Diligence Investigation; and

28.4.3	it and its representatives have been afforded the opportunity to make requests for further information, and such information has been supplied.

28.5	Save for the Warranties, no warranties or representations are given or made, in respect of the Sale Equity, the Company or the Business, or any other matter whatsoever, whether express, tacit or implied, and the Sale Equity is being sold on a voetstoots basis.

29	LIMITATION OF LIABILITY

29.1	Notwithstanding the Warranties, representations and undertakings given by the Seller, no liability shall attach to the Seller in relation to claims, losses or liabilities –

29.1.1	for any loss of profit or any other indirect, special or consequential loss;

29.1.2	which are less than R10,000,000 (ten million rand) in aggregate, provided that when such aggregate or individual claims or loss exceed the said amount, the

Seller shall, subject to clause 29.1.3 and clause 29.1.4, be liable for the full amount of such claim/s and/or loss and/or liabilities and not only for the amount in excess of the said amount;

29.1.3	if the Purchaser has not issued summons against the Seller for recovery of such claims, losses or liabilities or made a demand for arbitration in regard thereto in terms of clause 40.1 by a date which is 18 (eighteen) months after the Closing Date, provided that if the Purchaser has, before such date, given written notice in respect of any claim which it may have to the Seller and has within 6 (six) months after such date issued summons or commenced arbitration proceedings for the recovery thereof, the Warranties given in respect of such notified matter shall survive as long as may be necessary to permit the final resolution of such matter; or

29.1.4	which in aggregate exceed an amount equal to 50% (fifty percent) of the aggregate of the amounts paid to and received by the Seller in respect of the Purchase Consideration at that point in time, on the basis that the aggregate amount recoverable from the Seller, exclusive of interest and costs, from whatever cause arising, shall be limited to the aforesaid amount.

29.2	The limitation contained in clause 29.1.3 shall not apply to the Warranties contained in clauses 1, 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.4, 3.6 and 6 of Annexure “2” and the limitations contained in clause 29.1.2 shall not apply to the Warranties contained in clause 4.2 of Annexure “2”.

29.3	The Purchaser shall have no claim whatsoever against the Seller in respect of any breach of any of the Warranties, representations or undertakings contained in this Agreement and Annexure “2” hereto if and to the extent that –

29.3.1	any fact or circumstance giving rise to such claim has been disclosed in the Disclosure Schedule or in any material, document and/or presentation referred to in clause 28 and/or anywhere else in this Agreement;

29.3.2	any fact or circumstance giving rise to such claim is known by the Purchaser and/or Pan African as at the Original Signature Date;

29.3.3	any fact or circumstance giving rise to such claim was publicly available to the Purchaser and/or Pan African as at the Original Signature Date;

29.3.4	such breach or claim occurs as a result of any legislation not in force at the Original Signature Date which takes effect retrospectively;

29.3.5	such breach or claim would not have arisen but for any voluntary act or omission on the part of the Purchaser and/or Pan African or any person connected with it otherwise than in the normal and ordinary course of business; and

29.3.6	such breach or claim arises as a result only of any changes after the Closing Date in the accounting bases, policies or methods used by the Company to value any of its assets or to provide for any of its liabilities.

29.4	Any claim by the Purchaser against the Seller based on a breach of a Warranty, representation or undertaking contained in this Agreement shall be reduced by the aggregate of –

29.4.1	any provisions in respect thereof, as reflected in the Audited Accounts;

29.4.2	an amount equal to any tax benefit received by the Company as a result thereof, based on the nominal tax rate applicable at the time;

29.4.3	any amount recovered from any third party in respect thereof, less portion thereof that the Company or the Purchaser may, in terms of any insurance contract, be obliged to pay to any insurer (provided that nothing contained in this clause 29.4.3 shall be construed as placing any obligation on the Purchaser to take any steps to recover any amount from any third party); and

29.4.4	any amount by which the subject matter of the claim has been or is made good or otherwise compensated for without cost to the Purchaser or the Company.

29.5	All amounts available for set-off or otherwise liable to be deducted pursuant to clause 29.1.4 or 29.4, shall first be taken into account for the purpose of determining the amount of loss sustained in connection with the limits referred to in clause 29.1.

29.6	Nothing in this clause 29 shall in any way diminish the Purchaser’s common law obligation to mitigate its loss.

29.7	If any potential claim arises by reason of a liability which is contingent only, then the Seller shall not be under any obligation to make any payment pursuant to such claim until such time as the contingent liability ceases to be contingent and becomes actual, but in that event the Purchaser shall not be precluded by clause 29.1.3 from bringing such claim against the Seller at such later time if the Purchaser has, prior to the expiry of the 18 (eighteen) month period referred to in clause 29.1.3, given the Seller written notice of the existence of such potential claim.

30	NO DUPLICATION OF RECOVERY

30.1	Notwithstanding anything to the contrary contained in this Agreement, a claim by the Purchaser arising out of any breach by the Seller of any Warranty or in terms of any representation or undertaking given by the Seller in terms of this Agreement shall not entitle the Purchaser to make a claim against the Seller in respect of more than one of such breach of Warranty, representation or undertaking where such additional breach and claim arises from or is attributable to the same cause of action. The Purchaser shall be entitled, in its discretion, to determine whether to proceed in respect of the breach of Warranty, representation or undertaking.

30.2	If the Purchaser successfully claims any amount from the Seller arising from or in any way related to a breach or alleged breach of warranty, representation or undertaking, and is also paid any amount by its insurers arising from the same claim, or a claim based on substantially the same cause of action, the Purchaser shall forthwith reimburse the Seller an amount equal to the amount paid to the Purchaser by their or the Company’s insurers as aforesaid, less any amount the Purchaser and or the Company are obliged to repay to such insurers as a result of having recovered such payment from the Seller in addition to being indemnified by its insurers, up to a maximum amount equal to the amount successfully claimed from the Seller.

31	PROTECTION OF RIGHTS

31.1	If the Seller fails to comply with any obligation imposed on it by this Agreement, the Purchaser shall be entitled to effect or attempt to effect such compliance at the expense of the Seller and to recover the costs and expenses of doing so from the Seller on demand.

31.2	The Seller shall not have any claim against the Purchaser arising out of any act or omission on the part of the Purchaser connected with effecting or attempting to effect such compliance or, even if the Purchaser has undertaken to effect such compliance, failing to do so properly or at all.

31.3	The Purchaser’s rights in terms of this clause 31 are without prejudice to any other rights it may have and in particular no exercise, attempted exercise or undertaking to exercise the rights in terms of this clause by the Purchaser shall relieve the Seller of any liability or obligation arising out of a failure to comply with the obligation referred to in clause 31.1.

31.4	Similarly, if the Purchaser fails to comply with any obligation imposed on it by this Agreement, the Seller shall be entitled to effect or attempt to effect such compliance at the expense of the Purchaser and in such event the provisions of clauses 31.1 to 31.3 shall apply mutatis mutandis.

32	GENERAL WARRANTIES

32.1	Each of the Parties hereby warrants to and in favour of the others that –

32.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

32.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

32.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

32.1.3.1	contravene any law or regulation to which that Party is subject;

32.1.3.2	contravene any provision of that Party’s constitutional documents; or

32.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

32.2	Each of the representations and warranties given by the Parties in terms of clause 32.1, shall –

32.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

32.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

32.2.3	prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

33	CONFIDENTIALITY

33.1	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential –

33.1.1	any information which any Party (“Disclosing Party”) communicates to any other Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential; and

33.1.2	all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of any Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion.

33.2	If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 33, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

33.3	Each Party undertakes, subject to clause 33.4, not to disclose any information which is to be kept confidential in terms of this clause 33, nor to use such information for its own or anyone else’s benefit.

33.4	Notwithstanding the provisions of clause 33.2, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.

33.5	The obligation of confidentiality placed on the Parties in terms of this clause 33 shall cease to apply to a Recipient in respect of any information which –

33.5.1	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

33.5.2	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

33.5.3	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Original Signature Date; or

33.5.4	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose,

provided that –

33.5.5	the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 33.5.1 to 33.5.4;

33.5.6	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

33.5.7	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.

33.6	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 33.5.4, the Recipient will –

33.6.1	advise the Disclosing Party thereof in writing prior to disclosure, if possible;

33.6.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

33.6.3	afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

33.6.4	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

33.6.5	notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

34	PUBLICITY

34.1	Subject to clauses 34.2 and 34.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by the rules of any recognised securities exchange, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement and any and all information given by a Party to any of the other Parties pursuant to this Agreement.

34.2	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Parties, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Parties in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to any other Party which has made an announcement of some nature in breach of this clause 34.

34.3	This clause 34 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

35	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

36	GOOD FAITH

In the implementation and execution of this Agreement the Parties undertake to observe the utmost good faith and they warrant in their dealings with each other that they shall neither do anything nor refrain from doing anything which might prejudice or detract from the rights, assets or interests of the other of them.

37	SELLER’S RIGHT TO TERMINATE

37.1	Notwithstanding anything to the contrary contained in this Agreement (including the fulfilment or waiver, as the case may be, of all of the Conditions Precedent), the Seller shall be entitled to cancel this Agreement by means of written notice to the Purchaser at any time prior to the Closing Date in the event that –

37.1.1	the Purchaser, Pan African and/or Barbeton Gold Mines Limited is liquidated, whether provisionally or finally (or any application is launched in that regard); or

37.1.2	business rescue proceedings in terms of the Companies Act are commenced against the Purchaser, Pan African and/or Barbeton Gold Mines Limited, whether by way of board resolution or court order.

37.2	The aforegoing provisions of this clause 37 should not be construed as limiting any of the Parties’ rights arising from a breach of this Agreement, as contemplated in clause 39.

38	PURCHASER’S RIGHT TO TERMINATE

38.1	Notwithstanding anything to the contrary contained in this Agreement (including the fulfilment or waiver, as the case may be, of all of the Conditions Precedent), the Purchaser shall be entitled to cancel this Agreement by means of written notice to the Seller at any time prior to the Closing Date in the event that –

38.1.1	the Seller is liquidated, whether provisionally or finally (or any application is launched in that regard); or

38.1.2	business rescue proceedings in terms of the Companies Act are commenced against the Seller, whether by way of board resolution or court order.

38.2	The aforegoing provisions of this clause 38 should not be construed as limiting any of the Parties’ rights arising from a breach of this Agreement, as contemplated in clause 39.

39	BREACH

39.1	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 10 (ten) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option –

39.1.1	to claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

39.1.2	subject to the provisions of clause 39.4 to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. No Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if –

39.1.2.1	it is capable of being remedied, but is not so remedied within the Notice Period; or

39.1.2.2	it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period.

39.2	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

39.3	The Aggrieved Party’s remedies in terms of this clause 39 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

39.4	Notwithstanding the aforegoing, after the delivery to the Purchaser of all of the documents referred to in clause 14.1 and provided that the Purchaser has paid that portion of the Purchase Consideration which is payable on the Closing Date to the Seller, none of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties’ only remedies thereafter will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any.

40	DISPUTE RESOLUTION

40.1	In the event of there being any dispute or difference between the Parties arising out of this Agreement which is not required to be resolved in terms of any other dispute resolution mechanism provided herein, the said dispute or difference shall on written demand by any Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

40.2	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties or, failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

40.3	Any party to the dispute may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

40.4	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

40.5	Any arbitration in terms of this clause 40 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

40.6	This clause 40 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

40.7	The Parties agree that the written demand by a party to the dispute in terms of clause 40.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, No 68 of 1969.

41	NOTICES AND DOMICILIA

41.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers –

Name	Physical Address	Telefax
Seller and Company	Block 18	+27 (0) 86 628 2332
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein

Marked for the attention of: The Chief Executive Officer

Name	Physical Address	Telefax
Purchaser and Pan African	First Floor, Office 101 The Firs Cnr. Cradock and Bierman Ave Rosebank	+27 86 266 4266

Marked for the attention of: The Chief Executive Officer

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number in South Africa by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

41.2	All notices to be given in terms of this Agreement will be given in writing, in English, and will –

41.2.1	be delivered by hand or sent by telefax, and not by way of email;

41.2.2	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

41.2.3	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

41.3	Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.

41.4	The Parties record that whilst they may correspond via email during the currency of this Agreement for operational reasons, no formal notice required in terms of this Agreement, nor any amendment of or variation to this Agreement may be given or concluded via email.

42	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

43	APPLICABLE LAW AND JURISDICTION

43.1	This Agreement will in all respects be governed by and construed under the laws of South Africa.

43.2	Subject to clause 40, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

44	GENERAL

44.1	Whole Agreement

44.1.1	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

44.1.2	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

44.2	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

44.3	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

44.4	No Waiver or Suspension of Rights

No waiver, suspension or postponement by either Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

44.5	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

44.6	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

44.7	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior signed written consent of the other Party, save as otherwise provided herein.

44.8	Exclusion of Electronic Signature

The reference in clauses 44.2, 44.4 and 44.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

45	COSTS

Except as otherwise specifically provided herein, each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

46	SIGNATURE

46.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

46.2	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

46.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

46.4	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

SIGNED at Sandton on 30 May 2012

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

/s/
Signature

Frank Abbott
Name of Signatory

Director
Designation of Signatory

SIGNED at Sandton on 30 May 2012

For and on behalf of
EMERALD PANTHER INVESTMENTS 91 PROPRIETARY LIMITED

/s/
Signature

J.P. Nelson
Name of Signatory

Director
Designation of Signatory

SIGNED at Sandton on 30 May 2012

For and on behalf of
PAN AFRICAN RESOURCES PLC

/s/
Signature

J.P. Nelson
Name of Signatory

C.E.O.
Designation of Signatory

SIGNED at Sandton on 30 May 2012

For and on behalf of
EVANDER GOLD MINES LIMITED

/s/
Signature

Frank Abbott
Name of Signatory

Director
Designation of Signatory

ANNEXURE “1”

DISCLOSURE SCHEDULE

The Seller makes the disclosures set out in this Annexure “1” to the Purchaser in terms of the Agreement to which this Annexure is attached and with reference to the warranties as set out in Annexure “2” to the Agreement.

WARRANTY	DISCLOSURE

Warranties relating to Employees

(i)      6 transport drivers employed by the Company were retrenched in 2010 in terms of section 189 of the Labour Relations Act, No 66 of 1995. They claim to have been unfairly retrenched as they were later replaced by ambulance drivers who were promoted into the positions of those who were retrenched. 5 of the 6 drivers may be considered for re-employment.

(ii)     The compressor drivers at 7 shaft believe that they are being discriminated against as they are not paid at the same rate as the control room operators at 8 shaft. The Company is going through a job content comparison and this will be used to determine the extent to which the jobs are similar. This may result in an increase in the wages of the 7 shaft operators. There are 4 of them.

(iii)   There was an alleged assault of an employee by a Mine Overseer. A disciplinary case was held and he was found not guilty. The NUM are disputing the outcome. The Company has offered that a senior commissioner from the CCMA be appointed to review the case. UASA have conditionally accepted the offer.

Warranties relating to Mining, Environmental, Health and Safety	A DMR investigation is being undertaken in respect of certain fatalities which occurred in the current financial year of the Company.

4

ANNEXURE “2”

WARRANTIES

The Warranties contained in this Annexure “2” are given by the Seller on the basis set out in clause 28 of the Agreement to which this Annexure “2” is attached.

To the extent that the Agreement may have been signed on a date which results in the use of any tense being inappropriate, the Warranties shall be read in the appropriate tense.

1	CAPACITY

The Company and each of the Subsidiaries is regularly incorporated according to the applicable laws in South Africa as profit companies with limited liability, and no steps have been taken in respect of the deregistration of the Company or any of the Subsidiaries in terms of section 82(3) of the Companies Act, other than those of the Subsidiaries which are dormant.

2	TITLE

2.1	The Seller is the sole beneficial holder of the Sale Shares and is reflected as the sole registered holder thereof in the securities register of the Company, and no person has any right to obtain an order for the rectification of such register nor the securities register of any of the Subsidiaries, which securities registers shall on the Closing Date be true and correct in all material respects.

2.2	The Seller is entitled and able to give free and unencumbered title in the Sale Shares and, if applicable, the Seller’s Credit Loan Account and the Sale Claims, to the Purchaser.

2.3	No person has any right whatsoever (whether pursuant to any option, right of first refusal or otherwise) to subscribe for any unissued shares in the Company or to acquire any issued shares in the Company other than the Purchaser in terms of this Agreement.

2.4	All stamp duty or securities transfer tax legally payable on the creation and the issue of the Sale Shares and on any previous transfers of the Sale Shares has been fully paid.

2.5	No person has any claim to or in respect of the Seller’s Credit Loan Account or the Sale Claims other than the Purchaser in terms of this Agreement.

3	CAPITAL STRUCTURE

3.1	The Sale Shares will constitute 100% (one hundred percent) of the entire issued share capital of the Company as at the Closing Date.

3.2	All of the issued shares in the Company and each of the Subsidiaries are of one class and rank pari passu with each other, and no bearer shares have been issued or are in issue in the Company or any of the Subsidiaries.

3.3	The Company is the sole shareholder of the shares in each of the Subsidiaries and has no subsidiary and/or associate companies other than the Subsidiaries.

3.4	The Company and the Subsidiaries are not under any obligation (whether contingent upon the exercise of any right or otherwise) to increase, reduce or otherwise howsoever to vary their authorised or issued share capital or shares or to create or issue any debentures.

3.5	The Company and the Subsidiaries have not issued or awarded any capitalisation or bonus shares, and have not resolved to do so and are under no enforceable obligation in this regard.

3.6	The Company and the Subsidiaries have not issued and are under no obligation to issue any share options or any share warrants.

3.7	The Company and the Subsidiaries are not, and will not be, obliged to alter any of the rights attaching to any of the shares in the capital of the Company or the Subsidiaries or to alter their constitutional documents or to create or issue any debentures.

3.8	The minute books of the Company and the Subsidiaries contain, and will contain, all resolutions passed by their directors and shareholders.

2

3.9	No person is or will be entitled to participate in or to receive a commission on the profits or dividends of the Company or any of the Subsidiaries except as a shareholder thereof.

4	FINANCIAL STATEMENTS

4.1	The Audited Accounts –

4.1.1	comply with the requirements of the Companies Act;

4.1.2	have been prepared in accordance with IFRS;

4.1.3	give a true and fair view of the financial position and profits of the Group at and for the period to which they relate and fairly present the state of affairs and business of the Group;

4.1.4	save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in respect of any material item;

4.1.5	reflect or disclose all liabilities, actual or contingent, at their full amount;

4.1.6	value all fixed assets on the basis of past practice;

4.1.7	depreciate fixed assets on the same basis as in the past;

4.1.8	have been prepared on a consistent basis applying the same accounting policies as have been adopted in previous years;

4.1.9	do not reflect any revaluations of assets;

4.1.10	adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees

4.1.11	have been approved and signed by the directors of the Company; and

4.1.12	have been reported on by the Auditors without any qualification other than in respect of post-balance sheet events.

4.2	The Measurement Date Balance Sheet –

3

4.2.1	gives a true and fair view of the financial position of the Group, and fairly presents the state of affairs and business of the Group, at the Measurement Date;

4.2.2	reflects or discloses all liabilities, actual or contingent, at their full amount;

4.2.3	values all fixed assets on the basis of past practice;

4.2.4	depreciates fixed assets on the same basis as in the past;

4.2.5	has been prepared on a consistent basis applying the same accounting policies and principles as have been applied in the Audited Accounts;

4.2.6	does not reflect any revaluations of assets; and

4.2.7	adequately provides for –

4.2.7.1	all unpaid taxes that will or may become payable in respect of the periods up to the Measurement Date; and

4.2.7.2	bad and doubtful debts;

4.2.7.3	any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses, or other similar payments or liabilities to employees.

5	CONTRACTS

5.1	The Company and the Subsidiaries are not and will not be party to any contract other than contracts entered into in the ordinary course of business.

5.2	The Company and the Subsidiaries have not and will not breach any of any of the material terms of any contract to which they are a party and the Seller is not aware of any facts, matters or circumstances which may give rise to the cancellation of any of those contracts as a result of any breach thereof by the Company or any of the Subsidiaries.

5.3	All material contracts concluded by the Company and the Subsidiaries are

4

legally binding and enforceable and the Seller is not aware of any reason which might preclude the Company and/or the Subsidiaries from fulfilling any material obligations still to be fulfilled by them in terms of such contracts.

5.4	The entering into of all contracts by the relevant members of the Group have been properly authorised.

6	TAX

6.1	The Company and the Subsidiaries are not party to any tax objection or appeal nor are any such proceedings threatened against the Company or the Subsidiaries, nor is the Seller aware of any circumstances which may give rise to the institution of any such proceedings.

6.2	No queries have been addressed to the Company or the Subsidiaries or to any of their representatives by any official administering any tax nor have any objections with regard to any tax been lodged by the Company or the Subsidiaries which have not been fully disposed of.

6.3	The Company and the Subsidiaries have –

6.3.1	paid or will, prior to the Closing Date, timeously pay all tax due where the due date for payment of the tax arises on or before the Closing Date; and

6.3.2	withheld all taxes they are liable to withhold and have timeously paid such Taxes to the South African Revenue Service Authority.

6.4	The Company and the Subsidiaries are not liable to pay any penalty or interest in connection with any claim for tax.

6.5	Neither the Company nor the Subsidiaries are subject to any liability as a result of the re-opening of any tax assessment.

6.6	The Company and the Subsidiaries have timeously deducted tax as required from all payments made where such deductions are required in terms of the South African tax legislation.

5

6.7	No notice has been served on the Company or the Subsidiaries in terms of which the Company or the Subsidiaries have been appointed as a representative taxpayer.

6.8	The Company and the Subsidiaries have not made nor received any donation on which donations tax can be levied, nor have they made any donation at the instance of a third party.

6.9	All tax returns (including PAYE returns, VAT returns and returns in respect of royalties) required to be returned by the Company and the Subsidiaries will have been made by them in respect of all periods from the date of their incorporation to the Closing Date and all provisional tax has been paid as at the due date thereof in compliance with the provisions of the tax legislation.

6.10	The Company and the Subsidiaries are not and will not be party to any agreement with the South African Revenue Service bearing upon or relating to the manner or circumstances in which tax will or might be levied on the Company or the Subsidiaries.

7	ASSETS

7.1	Save as disclosed in the Disclosure Schedule, the material assets of the Company and the Subsidiaries are not and will not be subject to any –

7.1.1	hire-purchase agreement; or

7.1.2	credit agreement, instalment, hire-purchase or suspensive sale agreement, lease or any like agreement, whatever its form may be; or

7.1.3	pledge, mortgage, lien, notarial bond; or

7.1.4	other right in favour of any third person.

7.2	All material assets used in the Business are owned by the Company.

7.3	The Group owns and/or is in lawful possession of all material assets required for the conduct of its business.

6

7.4	Save for those assets being sold in terms of the Taung Sale Agreement, no person has or will have any right (including any option or right of first refusal or pre-emption) to purchase any of the assets of the Company or the Subsidiaries, other than in the ordinary course of business.

7.5	The Company and the Subsidiaries have not entered into any transaction with respect to any of the assets owned or used by them in their respective businesses which have given or will give rise to any off-balance sheet liability.

8	INTELLECTUAL PROPERTY

The Company and the Subsidiaries are the owners/registered users/licensees of all intellectual property required for the operation of the business of the Company and the Subsidiaries (“Intellectual Property”) and have not infringed any right to the Intellectual Property.

9	MINING, ENVIRONMENTAL, HEALTH AND SAFETY

9.1	For the remaining provisions of these Warranties, unless inconsistent with or otherwise indicated by the context –

9.1.1	“EMPs” means the Environmental Management Programmes and Plans, approved by the DMR in terms of the MPRDA or the Minerals Act of 1991 from time to time, pertaining to the mining or prospecting operations of any member of the Group;

9.1.2	“Environmental Approvals” means all permits, authorisations, licences, consents or any other approvals issued or required by any government authority pursuant to the environmental laws with respect to the operations of the company and the subsidiaries;

9.1.3	“Environmental Laws” means any and all legislation, statutes, directives, regulations, notices, orders, circulars, or decisions of any competent regulatory body in South Africa, relating to health, safety, the use of natural resources, conservation, pollution, the protection of the Environment, rehabilitation or the prevention of environmental degradation;

7

9.1.4	“Mining Rights” means the mining rights held by the Group; and

9.1.5	“Prospecting Rights” means the prospecting rights held by the Group.

9.2	Environmental

9.2.1	Each member of the Group holds the requisite Environmental Approvals in respect of their businesses.

9.2.2	Each member of the Group has substantially complied in all material respects with all material provisions of the EMPs, Environmental Laws and with all relevant Environmental Approvals.

9.2.3	There are no pending, existing or threatened claims, assessments, or litigation with respect to any alleged or actual non-compliance with any material provision of the Environmental Laws in any part of the business of any member of the Group or on any of their immovable properties.

9.3	Mining

9.3.1	Each member of the Group has conducted its business substantially in compliance with the laws, regulations and by-laws relating to mining and prospecting, including but not limited to the MPRDA and the Mine Health and Safety Act of 1998 (“Mining Laws”).

9.3.2	There is no civil or administrative action, claim, investigation or other proceeding or suit pending or threatened against any member of the Group arising from or relating to any of the Mining Laws which would have a material adverse effect on the Business, and there are no circumstances existing which may lead to any such action, claim, investigation, proceeding or suit.

9.3.3	No land claims have been made by third parties or are suspected in respect of any of the Properties, in terms of the Restitution of Land Rights Act No. 22 of 1994.

9.3.4	The Seller will maintain the validity of the Mining Rights and Prospecting Rights until such time as the Consent has been granted.

8

10	LEGAL PROCEEDINGS

There are no litigation, mediation, arbitration, criminal or expropriation proceedings pending or threatened against the Company (including but not limited to, winding up proceedings or Business Rescue Proceedings as contemplated in Chapter 6 of the Companies Act) or the Subsidiaries or their assets or business or to which they might become a party, nor does the Seller know or have any reasonable grounds to know of any basis for any such litigation, arbitration or criminal proceedings.

11	EMPLOYEES

11.1	No Employee has any right or claim to any exceptional leave privileges, or to any accumulated leave, payment in lieu of leave, pension, retirement (including post-retirement medical aid funding contributions), death, disability, bonus, profit share, severance pay in excess of what would be considered normal in the South African gold mining industry, annuity, gratuity, privileges or rights or compensation for loss of office or other like payment, save as specifically disclosed in the list of Employees to be delivered to the Purchaser pursuant to clause 7.2.2 of the Sale of Business Agreement.

11.2	All PAYE deductions required by law to be made by the Seller have been made, proper returns have been rendered in respect thereof and all payments which are due have been made.

11.3	All fringe benefits granted to the Employees will have been taxed in full.

11.4	There is no unfunded deficit in respect of any pension or retirement fund of which the Employees are members, whether or not such unfunded deficit has been accrued or is reflected as a liability of the Seller.

11.5	The Seller is not a party to any proceedings in terms of the Labour Relations Act, No 66 of 1995, the Employment Equity Act, No 55 of 1998, the Basic Conditions of Employment Act, No 75 of 1997 and/or any other employment related legislation in respect of the Employees.

11.6	The Seller will not in any material respect improve or undertake to improve

9

the terms of employment of or remuneration payable to any of the Employees from those prevailing as at the Original Signature Date, save for annual increases or market related terms and in accordance with past practice; and

11.7	The Seller has complied substantially with –

11.7.1	all wage determination and industrial cancellation agreements which apply to the Employees;

11.7.2	the grievance procedures agreed to by it with regard to grievances of the Employees; and

11.7.3	all material laws regulating employment or employment conditions in South Africa including without limitation the Labour Relations Act, No 66 of 1995, the Basic Conditions of Employment Act No 75 of 1997 and Employment Equity Act No 55 of 1998 in respect of the Employees.

11.8	The Seller warrants that –

11.8.1	the list of Employees; and

11.8.2	the details relating to each Employee, being his or her position, the existence or otherwise of a written employment agreement in respect of that Employee, the date on which his or her employment commenced and the length of the continuity of his or her employment, the notice period applicable to the termination of his or her employment and the total remuneration package (including all financial benefits enjoyed by such Employee) on a “cost to company” basis, delivered to the Purchaser pursuant to clauses 7.2.1 and 7.2.2 of the Sale of Business Agreement respectively, will be true and complete in every respect as at the Closing Date.

11.9	The Company and the Subsidiaries will, as at the Closing Date, have no employees other than the Employees.

11.10	Prior to the Closing Date, all persons working at the Business will be employed by the Seller and seconded by the Seller to the Company.

10

ANNEXURE “3”

SECURITY AGREEMENT

by

Harmony Gold Mining Company Limited

(registration number 1950/038232/06)

(“Seller”)

and

Emerald Panther Investments 91 Proprietary Limited

(registration number 2012/050034/07)

(“Purchaser”)

1	INTERPRETATION

1.1	In this Agreement, unless otherwise defined herein or the context indicates otherwise, words and expressions defined in the Sale Agreement will have the same meanings.

1.2	“Agreement” – means this security agreement;

1.3	“Sale Agreement” – the sale of shares and claims agreement concluded between the Company, the Seller, the Purchaser and Pan African;

1.4	“Seller’s Ceded Rights” means all rights of the Seller in respect of the Sale Equity and any Seller’s Credit Loan Account; and

1.5	“Secured Obligations” the Seller’s obligations in terms of clauses 10.2 and 11.2 of the Sale Agreement.

2	CESSION

2.1	With effect from the date of payment by the Purchaser to the Seller of the Deposit and as security for the Secured Obligations, the Seller hereby cedes in securitatem debiti to and in favour of the Purchaser all of the Seller’s Ceded Rights (“Cession”) and the remaining provisions of this Agreement shall apply.

2.2

The Seller shall, simultaneously with payment of the Deposit to the Seller, deliver the documents referred to in clause 14.1 of the Sale Agreement to the Seller’s Attorneys and instruct them to comply with clause 2.3 of this

Agreement. No failure by the Seller to effect such delivery shall affect the validity or completion of the Cession.

2.3	The Purchaser shall only be entitled to exercise its rights as cessionary in the event that the Seller fails to comply with the Secured Obligations and still fails to comply therewith for 10 (ten) business days after notice demanding such compliance has been given to the Seller, and in that event the Seller’s Attorneys shall release to the Purchaser the documents delivered to them in accordance with clause 2.2 of this Agreement (and the Seller shall procure that the Seller’s Attorneys do so) and the Purchaser shall be entitled, subject to compliance with all applicable laws –

2.3.1	to have the Seller’s Ceded Rights registered in the name of the Purchaser at the cost and expense of the Seller prior to the disposal thereof in terms of this Agreement;

2.3.2	(without any obligations to do so at any particular price or to take any particular steps to ensure the best possible price) to cause all or any of the Seller’s Ceded Rights or any portion thereof, to be sold, assigned or transferred or otherwise disposed of either by public auction or private treaty, on such terms and in such manner as the Purchaser in its sole and absolute discretion may deem fit;

2.3.3	to convey valid title in and to the Seller’s Ceded Rights or any portion thereof, to any purchaser thereof;

2.3.4	to exercise any rights forming part of the Seller’s Ceded Rights or afforded to the Seller pursuant to any of the Seller’s Ceded Rights or any portion thereof. If, notwithstanding the aforegoing, the Seller or any member of the Seller’s Group receives any Distribution from the Company or any of the Subsidiaries following the date on which clause 2.2 of this Agreement becomes applicable, it shall forthwith pay the full amount of such Distribution over to the Purchaser;

2.3.5	while any of the Seller’s Ceded rights (or any of them) remain registered in the name of the Seller, to appoint any person as the Seller’s proxy or representative to attend meetings of shareholders or creditors, to

2

exercise any votes attaching to any of the Seller’s Ceded Rights at any such meetings and to represent the Seller in all respects at such meeting;

2.3.6	to institute any legal proceedings which the Purchaser may deem necessary in connection with any sale, acquisition, disposal or other transfer of any of the Seller’s Ceded Rights to or by the Purchaser; and/or

2.3.7	to recover and retain and give a valid receipt for any amount due in terms of or in respect of any of the Seller’s Ceded Rights directly from the Seller or any other person.

2.4	The Purchaser shall apply the net proceeds of any disposal or recovery referred to in clause 2.3 of this Agreement (after deducting therefrom all costs and expenses incurred by the Purchaser, in connection with such sale, acquisition or recovery and the exercise by the Purchaser of the Purchaser’s rights) in reduction or discharge, as the case may be, of the Seller’s indebtedness to the Purchaser. Should the total amount collected or recovered by the Purchaser (after deducting therefrom all costs and expenses incurred by the Purchaser, in connection with such sale, acquisition or recovery and the exercise by the Purchaser of the Purchaser’s rights), exceed the full amount of the Seller’s indebtedness to the Purchaser, the Purchaser shall refund such excess to the Seller.

2.5	The Seller hereby irrevocably and in rem suam nominates, constitutes and appoints such officer or employee of the Purchaser as shall from time to time be nominated for this purpose by the Purchaser as the Seller’s sole and exclusive attorney and agent in the Seller’s name, place and stead, to sign and execute all such documents and to do all such things as such officer in his sole and absolute discretion may consider to be necessary or desirable to give effect to this Agreement.

2.6	If any of the Seller’s Ceded Rights are pledged or ceded to any other person prior to the Cession, the Cession shall (without affecting the operation of this cession in respect of those of the Seller’s Ceded Rights which have not been so pledged or ceded to another person) constitute a

3

cession in securitatem debiti to the Purchaser of the Seller’s reversionary rights (including, without limitation, all of Seller’s rights of action against such other person) in respect of those Seller’s Ceded Rights. The Purchaser shall be entitled to notify any such other person of this Agreement.

2.7	The Cession is a continuing covering security for all of the Secured Obligations and shall only terminate after all of the Secured Obligations have been completely discharged or fully and finally settled and there are no contingent obligations in existence. Accordingly, and without limitation of the aforegoing, the Cession shall continue to be of full force and effect and binding on the Seller notwithstanding –

2.7.1	any indulgence, leniency, extension of time which may be granted by the Purchaser and/or any compromise, release, abandonment or waiver by the Purchaser of any right or spes which it has against the Seller or any other person;

2.7.2	the Purchaser’s receipt of any dividend or other benefit in any liquidation or business rescue, compromise or composition; or

2.7.3	the Purchaser’s acquisition of or whole or partial release or abandonment of or failure to acquire or perfect any other security (including, without limitation, the Purchaser’s release of any surety or other guarantor or of any mortgage, pledge, cession, lien or hypothec).

2.8	Any release, discharge, settlement or termination of any aspect of the Cession shall be subject to the resolutive condition that if any disposition or payment to, or right or security of, the Purchaser from which or in connection with which such release, discharge, settlement or termination results is or at any time becomes void, voidable, set aside or liable to be refunded in terms of law (including any law relating to insolvency) then such release, discharge, settlement or termination shall be of no force or effect and shall be void ab initio.

The Cession shall not affect the operation of the provisions of clause 17 of the Sale Agreement.

4

SIGNED at                      on              2012

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

Signature

Name of Signatory

Designation of Signatory

SIGNED at                      on              2012

For and on behalf of
EMERALD PANTHER INVESTMENTS 91 PROPRIETARY LIMITED

Signature

Name of Signatory

Designation of Signatory

5

ANNEXURE “4”

SECURITY AGREEMENT

by

Evander Gold Mines Limited

(Registration No 1963/006226/06)

(“Company”)

in favour of

Emerald Panther Investments 91 Proprietary Limited

(Registration No 2012/050034/07])

(“Purchaser”)

1	INTERPRETATION

1.1	In this Agreement, unless otherwise defined herein or the context indicates otherwise, words and expressions defined in the Sale Agreement will have the same meanings.

1.2	“Agreement” – means this security agreement;

1.3	“Ceded Account” – an account which shall be opened by the Company in the name of the Company for use as the ceded account as contemplated in this Agreement;

1.4	“Company’s Ceded Rights” – means all rights of the Company in respect of the proceeds of any sale of gold by the Company and the Ceded Account;

1.5	“Sale Agreement” – the sale of shares and claims agreement concluded between the Company, the Seller, the Purchaser and Pan African;

1.6	“Secured Obligations” – the Seller’s obligations in terms of clause 10.2 and 11.2 of the Sale Agreement.

2	GUARANTEE

2.1

The Company hereby irrevocably and unconditionally guarantees and undertakes as a principal and independent obligation in favour of the Purchaser, its successors in title and assigns, to pay punctually to the Purchaser any and all amounts which may be payable to the Purchaser from time to time by the Seller in respect of the

Secured Obligations.

2.2	The rights of the Purchaser under this Agreement shall in no way be affected or diminished if the Purchaser at any time obtains additional suretyships, guarantees, securities or indemnities in connection with the Secured Obligations unless such additional suretyship, guarantee, security or indemnity is an agreement between the Company and the Purchaser and specifically provides for such rights to be affected or diminished.

2.3	If the Seller is liquidated or submits an offer of compromise or of composition, or its obligations to its creditors are affected by any insolvency law or in terms of the common law the Company’s liabilities in terms of this Agreement shall not be discharged or reduced and the obligations of the Seller immediately prior to such liquidation, compromise, composition or similar legal disability shall, for the purposes of this Agreement, be deemed to be unaffected by such event.

2.4	The Company hereby warrants to the Purchaser that it has a material interest in binding itself in terms of this Agreement which is entered into for its benefit.

2.5	Solely for the sake of clarity and without prejudice to or limitation of the aforegoing provisions of this Agreement, it is recorded that the Company renounces the benefits of the following defences and exceptions to the extent that they would be applicable in the absence of this renunciation, namely the defences and exceptions of “cession of actions”, “excussion”, “division”, “de duobus vel pluribus reis debendi”, “non causa debiti”, and “revision of accounts”, with the meaning and effect of all of which it declares itself to be fully acquainted.

2.6	The Company hereby absolves the Purchaser absolutely from any liability for any loss or damage which the Company may suffer as a consequence, directly or indirectly, of the Purchaser lawfully exercising any of the Purchaser’s rights set out in this Agreement.

3	CESSION

3.1	With effect from the date of payment by the Purchaser to the Seller of the Deposit and as security for the Secured Obligations, the Seller hereby cedes in securitatem debiti to and in favour of the Purchaser all of the Company’s Ceded Rights (“Cession”) and the remaining provisions of this Agreement shall apply.

3.2	The Company shall, simultaneously with payment of the Deposit to the Seller, deliver all documents (including deposit receipts) whatsoever which evidence title to or otherwise relate to the Company’s Ceded Rights to the Seller’s Attorneys and instruct them to comply with clause 3.3 of this Agreement. No failure by the Seller to effect such delivery shall affect the validity or completion of the Cession.

3.3	The Purchaser shall only be entitled to exercise its rights as cessionary in the event that the Seller fails to comply with the Secured Obligations and still fails to comply therewith for 10 (ten) business days after notice demanding such compliance has been given to the Seller, and in that event the Seller’s Attorneys shall release to the Purchaser the documents delivered to them in accordance with clause 3.2 of this Agreement (and the Seller shall procure that the Seller’s Attorneys do so) and the Purchaser shall be entitled, subject to compliance with all applicable laws –

3.3.1	to apply the amount in the Ceded Account (after deducting therefrom all reasonable costs and expenses incurred by the Purchaser in connection with such exercise by the Purchaser of its rights) in reduction or discharge as the case may be of the Company’s indebtness to the Purchaser in respect of the Secured Obligations, without prejudice to the Purchaser’s right to recover from the Company any balance which may remain owing to the Purchaser after the exercise of such rights. The Purchaser shall forthwith pay to the Company any surplus of such amount in the Ceded Account remaining after complete discharge of the Company’s indebtness to the Purchaser; and

3.3.2	to exercise any rights forming part of the Company’s Ceded Rights or afforded to the Seller pursuant to any of the Company’s Ceded Rights or any portion thereof. If, notwithstanding the foregoing, the Seller or any member of the Seller’s Group receives any Distribution from the Company or any of the Subsidiaries following the date on which this clause 3.3 of this Agreement becomes applicable, it shall forthwith pay the full amount of such Distribution over to the Purchaser; and/or

3.3.3	to grant any indulgence, leniency, extension of time and/or to compromise, release, abandon or waive any right or spes which relates to or constitutes a part of the Company’s Ceded Rights, including any right against the Company, any right against any surety or guarantor and any right in terms of any other form of security.

3.4	The Company hereby irrevocably and in rem suam nominates, constitutes and appoints such officer or employee of the Purchaser as shall from time to time be nominated for this purpose by the Purchaser as the Company’s sole and exclusive attorney and agent in the Company’s name, place and stead, to sign and execute all such documents and to do all such things as such officer in his sole and absolute discretion may consider to be necessary or desirable to give effect to this Agreement.

3.5	If any of the Company’s Ceded Rights are pledged or ceded to any other person prior to the Cession, the Cession shall (without affecting the operation of this cession in respect of those of the Company’s Ceded Rights which have not been so pledged or ceded to another person) constitute a cession in securitatem debiti to the Purchaser of the Company’s reversionary rights (including, without limitation, all of Seller’s rights of action against such other person) in respect of those Company’s Ceded Rights. The Purchaser shall be entitled to notify any such other person of this Agreement.

3.6	The Cession is a continuing covering security for all of the Secured Obligations and shall only terminate after all of the Secured Obligations have been completely discharged or fully and finally settled and there are no contingent obligations in existence. Accordingly, and without limitation of the aforegoing, the Cession shall continue to be of full force and effect and binding on the Seller notwithstanding –

3.6.1	any indulgence, leniency, extension of time which may be granted by the Purchaser and/or any compromise, release, abandonment or waiver by the Purchaser of any right or spes which it has against the Seller or any other person;

3.6.2	the Purchaser’s receipt of any dividend or other benefit in any liquidation or business rescue, compromise or composition; or

3.6.3	the Purchaser’s acquisition of or whole or partial release or abandonment of or failure to acquire or perfect any other security (including, without limitation, the Purchaser’s release of any surety or other guarantor or of any mortgage, pledge, cession, lien or hypothec).

3.7	Any release, discharge, settlement or termination of any aspect of the Cession shall be subject to the resolutive condition that if any disposition or payment to, or right or security of, the Purchaser from which or in connection with which such release, discharge, settlement or termination results is or at any time becomes void, voidable, set aside or liable to be refunded in terms of law (including any law relating to insolvency) then such release, discharge, settlement or termination shall be of no force or effect and shall be void ab initio.

3.8	The Cession shall not affect the operation of the provisions of clause 17 of the Sale Agreement.

4	MORTGAGE BOND

If the Purchaser so requires by giving written notice to the Company and the Seller, the Company shall do all such things and sign all such documents as may be necessary to register a first mortgage bond (in the form attached as annexure A) in favour of the Purchaser over each immovable property owned by the Company in the relevant Deeds Registry Office as security for the Secured Obligations. That first mortgage bond shall be registered by such conveyancers as may be appointed for this purpose by the Purchaser (“Conveyancers”) and at the Purchaser’s cost. The Purchaser may give notice requiring the registration of such mortgage bond at any time, whether before or after the Deposit has been paid to the Seller, but if the Purchaser gives such notice before the Deposit has been so paid the necessary preparation shall be undertaken beforehand, but the Conveyancers shall be instructed to ensure that such mortgage bond shall only be registered on the day on which the Deposit is so paid.

SIGNED at                      on              2012

For and on behalf of
EVANDER GOLD MINES LIMITED

Signature

Name of Signatory

Designation of Signatory

SIGNED at                      on              2012

For and on behalf of
EMERALD PANTHER INVESTMENTS 91
PROPRIETARY LIMITED

Signature

Name of Signatory

Designation of Signatory

ANNEXURE “A”

FORM OF MORTGAGE BOND

Prepared by me

CONVEYANCER [—]

Covering Mortgage Bond

In favour of –

EMERALD PANTHER INVESTMENTS 91 PROPRIETARY LIMITED

REGISTRATION NUMBER 2012/050034/07

BE IT HEREBY MADE KNOWN –

THAT

[—]

a duly appointed Conveyancer, appeared before me, the REGISTRAR OF DEEDS, at [JOHANNESBURG] he, the said Appearer, being duly authorised thereto by a Power of Attorney granted to him by –

EVANDER GOLD MINES LIMITED

Registration Number 1963/006226/06

(“the Mortgagor”)

signed at [                    ] on [            ] 2012 which said Power of Attorney, witnessed in accordance with Law, was this day exhibited to me and is now filed in my office.

AND THE APPEARER declared that –

(i)	Whereas the Mortgagor is or may hereafter become indebted to –

EMERALD PANTHER INVESTMENTS 91 PROPRIETARY LIMITED

REGISTRATION NUMBER 2012/050034/07

its successors in title or assigns

(“the Mortgagee”)

which indebtedness has arisen or will arise from the causes more fully set out below;

(ii)	The Mortgagee requires such indebtedness to be secured by the hypothecation of the immovable property referred to in this bond as a continuing covering security.

NOW THEREFORE the APPEARER declared and acknowledged the Mortgagor is or may hereinafter become truly and lawfully indebted and held and firmly bound to and in favour of the Mortgagee in the sum of –

1	R1 000 000 000 (ONE BILLION RAND)

(“the capital sum”)

arising from and being in respect of every indebtedness or obligation of the Mortgagor to the Mortgagee arising in terms of or in connection with the Security Agreement dated [                    ] between the Mortgagor and the Mortgagee (“Security Agreement”), which secures obligations in terms of a Sale of Shares and Claims Agreement dated 30 May 2012 between Harmony Gold Mining Company Limited, the Mortgagor, Mortgagee and Pan African Resources plc (“Sale Agreement”) –

2	R200 000 000 (TWO MILLION RAND)

(“the additional sum”)

being in respect of interest accruing on the Capital Sum in terms of the Security Agreement as read with the Sale Agreement, the costs of preserving and realising the mortgaged property, any insurance premiums paid or payable by the Mortgagor in respect of the mortgaged property, all costs of whatever nature which the Mortgagee may incur and all amounts which the Mortgagee may disburse on the Mortgagor’s behalf and which costs and disbursements are recoverable from the Mortgagor in terms of this bond and also such other costs, charges, premiums, expenses and future debts generally which may be claimable from the Mortgagor under this bond (including, without limitation, legal fees on an attorney and own client scale), all of which are secured up to an amount but not exceeding the said additional sum.

AND THE APPEARER, on behalf of the Mortgagor, renounced the legal exceptions non numeratae pecuniae, non causa debiti, errore calculi, revision of accounts and no value received, and the benefit of excussion et divisionis and where applicable the benefit of de duobus vel pluribus reis debendi, with the force and effect of which he declared the Mortgagor to be fully acquainted, and all other exceptions which could or might be taken to the Mortgagee’s claim for payment of all or any of the amounts secured hereunder, and hereby promised and undertook to pay to the Mortgagee the capital owing together with interest thereon calculated as hereinafter set forth and all other amounts secured hereunder.

AND AS SECURITY for the payment of –

(i)	the capital sum;

(ii)	all interest claimable by the Mortgagee from the Mortgagor; and

(iii)	the additional sum,

the Appearer hereby declared to bind specially as a FIRST mortgage in favour of the Mortgagee the following immovable property –

[            ] TOWNSHIP

REGISTRATION DIVISION I.Q.,

PROVINCE OF GAUTENG

MEASURING: [            ] (    ) SQUARE METRES

HELD BY DEED OF TRANSFER NO. T

SUBJECT TO THE CONDITIONS THEREIN CONTAINED.

(“the mortgaged property”)

AND THE APPEARER DECLARED to bind the Mortgagor to the following terms and conditions, namely –

1	CONTINUING COVERING SECURITY

This bond is a continuing covering security for all and any sum or sums of money which may now or in the future be owing to or claimable by the Mortgagee from any cause mentioned in this bond, and remains of full force and effect until cancelled in the deeds registry notwithstanding any fluctuation in, or temporary extinction of, the Mortgagor’s indebtedness to the Mortgagee from time to time.

2	PLACE OF PAYMENT

2.1	All payments which become payable hereunder shall be made in South African currency by electronic transfer of immediately available and freely transferable funds, free of any deductions or set-off whatsoever, to the Mortgagor’s account or in such other manner as the Mortgagee may advise the Mortgagor from time to time.

2.2	Each payment received shall be appropriated first to any indebtedness of the Mortgagor other than capital and interest, then towards interest, and the balance, if any, shall thereafter be appropriated to the capital sum, notwithstanding any allocation by the Mortgagor of such payment.

3	INTEREST

3.1	All amounts which may or will become owing or payable by the Mortgagor to the Mortgagee in terms of this Bond shall bear interest at a rate or rates provided for in the Sale Agreement between the Mortgagee and Mortgagor relating to the indebtedness of the Mortgagor for which this Bond is security or at a rate/s specified by the Mortgagee and agreed to by the Mortgagor.

3.2	Should any dispute arise between the Mortgagee and the Mortgagor as to the rate or rates of interest applicable at any time or applicable in respect of any amount owing or payable by the Mortgagor or secured by this Bond, a certificate issued by a director of the Mortgagee shall be prima facie proof of the rate concerned.

4	IMPROVEMENTS

4.1	The Mortgagor shall, until such time as this bond is cancelled, keep all improvements on the mortgaged property in good order and repair.

4.2	The Mortgagee or its duly appointed agents are entitled at all reasonable times, at the cost of the Mortgagor, to enter upon and inspect the mortgaged property for the purpose of ascertaining if the aforesaid condition of keeping all improvements on the mortgaged property in good order and repair is being fully complied with.

4.3	Should the improvements not be kept in good order and repair the Mortgagee is entitled but not obliged to effect the necessary repairs or to cause any repairs to be done on behalf of the Mortgagor, and the costs of the Mortgagee in repairing the improvements and any money disbursed by the Mortgagee in procuring that the necessary repairs be effected shall be refunded by the Mortgagor on demand.

5	RATES, TAXES & LEVIES

5.1	The Mortgagor shall promptly pay all rates, taxes, site rentals, licences, service and other charges levied and to be levied at any time in respect of the mortgaged property by any Governmental, local or other competent authority or, where applicable, a leasehold grantor, and on demand produce the receipts therefor to the Mortgagee.

5.2	Should any of the aforesaid rates, taxes, site rentals, licences, service and other charges levied and to be levied not be paid on due date, the Mortgagee is entitled but not obliged to pay any amount so levied and any monies so disbursed shall be refunded by the Mortgagor on demand.

6	TITLE DEEDS AND LETTING OF PROPERTY

7.1	The title deeds of the mortgaged property will be lodged and remain with the Mortgagee until this bond is cancelled and the mortgaged property will not be further burdened in any way without the written consent of, and on the conditions prescribed by the Mortgagee.

7.2	The mortgaged property or any portion thereof shall not be let for a longer period than 5 (FIVE) consecutive months without the prior written consent of the Mortgagee.

7	CESSION OF RENTALS AND REVENUES

Should the Mortgagee give its consent to the letting of the mortgaged property, the Mortgagor cedes, transfers and assigns to the Mortgagee all the Mortgagor’s rights, title and interest in and to all rentals and other revenues of whatsoever nature, which may accrue from the mortgaged property as additional security for the due repayment by the Mortgagor of all amounts owing to or claimable by the Mortgagee at any time in terms of this bond, with the express right in favour of the Mortgagee irrevocably and in rem suam –

7.1	to institute proceedings against lessees for the recovery of unpaid rentals, and/or eviction from the mortgaged property;

7.2	to let the mortgaged property or any part thereof, to cancel or renew and enter into leases in such manner as the Mortgagee decides, to evict any trespasser or other person from the mortgaged property;

7.3	to collect on behalf of the Mortgagor any monies payable in respect of the alienation by the Mortgagor of the mortgaged property or any portion thereof;

provided, however, that the cession, transfer, assignment and authorities and powers specified above shall not be acted upon by the Mortgagee without the written consent of the Mortgagor unless clause 8.1 hereof has become applicable and in that event the Mortgagee is further entitled to charge a commission of 5 (FIVE) percentum of the gross amount of all rentals and other revenues collected and to recover such commission under this bond.

8	BREACH

8.1	In the event of –

8.1.1

the Mortgagor at any time defaulting in the payment of any amount due and payable to the Mortgagee the payment of which is secured by this bond, or the liability for which payment arises in terms hereof, or being in breach of any other obligation to the Mortgagee arising in terms of this bond, and failing to remedy such default or breach within fourteen days after the Mortgagor has called for such remedy in writing; or

8.1.2	the mortgaged property being declared specially executable and excussed by legal process; or

8.1.3	the Mortgagor becomes (whether voluntarily or otherwise) subject to any provisional or final order for its sequestration, curatorship, liquidation, winding-up, judicial management, business rescue or is made subject to any similar disability or is deregistered; or

8.1.4	the Mortgagor compromises, or offers to compromise, with its creditors generally; or

8.1.5	the Mortgagor materially breaches any material provision of the Security Agreement and fails to remedy such breach within fourteen days after the Mortgagor has called for such remedy in writing; or

8.1.6	the Mortgagor failing to comply punctually and fully with its obligations to any of its existing or future creditors or to any existing or future lessor of any movable goods in terms of any agreement with such lessor such that any such creditor or lessor becomes entitled to –

8.1.6.1	attach or realise any of the Mortgagor’s assets; or

8.1.6.2	obtains any judgement against the Mortgagor,

the Mortgagee shall be entitled, but not obliged, notwithstanding any prior waiver or anything to the contrary in this Bond contained or otherwise agreed, and without prejudice to any other right or remedy which the Mortgagee may under the circumstances have, whether in terms hereof or otherwise –

8.1.7	to claim and recover from the Mortgagor forthwith all or any sums for the time being secured by this Bond, whether then due for payment or not; and/or

8.1.8	to have the mortgaged property excussed by legal process; and/or

8.1.9	to proceed for provisional sentence or final judgment, to execute on all or any of the assets of the Mortgagor hypothecated hereunder; and/or

8.1.10	to employ such other remedies and to take such other steps against the Mortgagor as are in law allowed;

provided that whatever costs and expenses may be incurred by the Mortgagee, including costs on the scale as between attorney and own client, in so doing shall be recoverable from the Mortgagor on demand or, as the Mortgagee may decide, be paid out of any moneys owing to the Mortgagor recovered by the Mortgagee, and that the nett recoveries of the Mortgagee shall be applied by the Mortgagee in reduction or satisfaction, as the case may be, of any indebtedness hereby secured, and any surplus remaining thereafter shall be paid over by the Mortgagee to the Mortgagor.

8.2	Should the provisions of this clause 8 become applicable, the Mortgagee is further entitled and is hereby authorised to surrender any policy or policies of assurance which is/are ceded or made payable to the Mortgagee as collateral security and to appropriate the surrender value on account of the amount owing to the Mortgagee or secured under this bond.

9	CERTIFICATE OF INDEBTEDNESS

A certificate signed by any director, manager, company secretary or accountant for the time being of the Mortgagee (whose appointment or authority it shall not be necessary to prove) shall constitute prima facie evidence of the outstanding balance owing and/or due and payable by the Mortgagor to the Mortgagee and/or the rate of interest payable by the Mortgagor and/or any other amount owing and/or due and payable by the Mortgagor to the Mortgagee in terms hereof and/or any other matter arising from or related to this bond. Such certificate shall be prima facie proof of the contents thereof for the purpose of provisional sentence, motion proceedings, default judgment proceedings or any other legal proceedings by the Mortgagee against the Mortgagor in terms hereof.

10	DOMICILIUM

The Mortgagor chooses domicilium citandi et executandi at the following address –

[                    ]

and any notice or other document or legal process to be given, sent or delivered under this bond shall be regarded as sufficiently given, sent or delivered to the Mortgagor if delivered at the aforesaid address or sent by prepaid registered post to such address, in which latter case it shall be presumed to have been received on the fifth day following the date of posting unless the contrary is proved.

11	JURISDICTION

11.1	The Mortgagor agrees that any legal action or proceedings arising out of or in connection with this bond may be brought against it in the High Court of South Africa (Witwatersrand Local Division) (or any successor to that court) and irrevocably submits to the non-exclusive jurisdiction of such court. The Mortgagor irrevocably waives any objection it may now or hereafter have that such action or proceeding has been brought in an inconvenient forum. Nothing herein shall affect any of the rights of the Mortgagee to serve process in any manner permitted by law. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of each of the Mortgagee to take proceedings against the Mortgagor in whatever other jurisdiction the Mortgagee considers appropriate nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

11.2	The Mortgagor irrevocably and unconditionally –

11.2.1	agrees that if the Mortgagee brings legal proceedings against it or its assets in relation to this bond no immunity (including, without limitation, sovereign immunity) from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to Judgment, other attachment, the obtaining of Judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

11.2.2	waives any right of immunity from suit which it or its assets now has or may in the future acquire in connection with any action against it based on this bond; and

11.2.3	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or Judgment which may be made or given in such proceedings.

12	EXPROPRIATION

In the event that the whole or any portion of the mortgaged property is expropriated under any law or the whole or any portion thereof taken under the provisions of any law, Provincial Ordinance or by-law for road-widening purposes, or any other purpose whatsoever by any competent authority, the Mortgagor appoints the Mortgagee, irrevocably and in rem suam, to receive all compensation monies payable in respect thereof as well as to make all claims and sign all such documents in regard thereto. The Mortgagee will account to the Mortgagor in respect of all amounts received after deduction of all sums owing in terms of this bond, including legal costs incurred by the Mortgagee in invoking its rights pursuant to this clause.

13	CESSION OF MORTGAGE BOND

The Mortgagee shall not be entitled to cede any or all of its rights under the mortgage bond to any person or persons without the prior written consent of the Mortgagor.

14	MISCELLANEOUS

No relaxation or indulgence which the Mortgagee may grant the Mortgagor shall in any way prejudice or be deemed to be a waiver of its rights hereunder.

15	NON-VARIATION

No agreement varying any of the terms or conditions of this bond shall be of any force or effect unless reduced to writing and signed by the Mortgagor and the Mortgagee, and should the Mortgagee so require, such agreement shall be incorporated in a variation agreement prepared by the Mortgagee’s conveyancers and registered in the relevant Deeds Registry at the cost of the Mortgagor.

16	COSTS

The Mortgagee shall pay all legal expenses, costs and charges in drawing and completing the Power of Attorney and this bond and procuring the registration thereof, and the costs of cancellation of this bond, including any powers of attorney and other documents necessary for that purpose, and in general all costs, including costs between attorney and client and collection commission, which may arise out of or in connection with this bond. All legal work necessary shall be performed and all necessary documents in connection with this bond and the cancellation thereof shall be drawn and registration hereof effected by the Mortgagee’s conveyancers.

IN WITNESS WHEREOF I, the said Registrar, together with the Appearer q.q. have subscribed to these presents, and have caused my seal of office to be affixed thereto.

THUS DONE AND EXECUTED at the office of the REGISTRAR OF DEEDS at [                    ] on

q.q.

In my presence,

REGISTRAR OF DEEDS

ANNEXURE “5”

MEASUREMENT DATE BALANCE SHEET

CONDENSED CONSOLIDATED BALANCE SHEET (Rand)

At 31 March 2012
Figures in thousand

Assets

Non-current assets
Property, plant and equipment	1,061,120
Restricted investments	165,953
Loan to holding company	325,126
Loans to group companies	13,294
Investments in financial assets	200
Inventories	10,815
Trade and other receivables	1,458

Total non-current assets	1,577,966

Current assets
Inventories	60,635
Trade and other receivables	23,993
Income and mining taxes	—
Cash and cash equivalents	447

85,075
Assets of disposal groups classified as held-for-sale	12,097

Total current assets	97,172

Total assets	1,675,138

Equity and liabilities

Share capital and reserves
Share capital	869,616
Other reserves	64,209
Retained earnings	140,336

Total equity	1,074,161

Non-current liabilities
Deferred tax liabilities	83,672
Provision for environmental rehabilitation	170,670
Retirement benefit obligation and other provisions	912

Total non-current liabilities	255,254

Current liabilities
Loans from group companies	112,395
Income and mining taxes	29,745
Trade and other payables	186,353

328,493
Liabilities of disposal groups classified as held-for-sale	17,230

Total current liabilities	345,723

Total equity and liabilities	1,675,138

ANNEXURE “6”

ADJUSTED CONDENSED CONSOLIDATED BALANCE SHEET

EVANDER GOLD MINES LIMITED

ADJUSTED CONDENSED CONSOLIDATED BALANCE SHEET

	As at 31 March 2012	Transfer to environmental rehabilitation fund	Set off of loan accounts	Non-cash distribution	Cash injection	Adjusted as at 31 March 2012	Transactions from 1 April 2012 to 30 June 2012	Non-cash distribution of Taung proceeds net of taxation	Adjusted as at 30 June 2012	Clause No.
Figures in ZAR thousand	(Reviewed)					(Unaudited)	(Unaudited)		(Unaudited)
Clause No.		17.2	17.3.2	17.3.4	17.3.6			17.9.1

Assets

Non-current assets
Property, plant and equipment	1,061,120					1,061,120	11,937		1,073,057
Restricted investments	165,953	27,942				193,895	2,513		196,408	19.3
Loan to holding company	325,126	(27,942)	(99,101)	(78,025)	(98,295)	21,763	31,831	(53,594)	—	17.5.2
Loans to group companies	13,294		(13,294)			—			—	17.5.2
Investments in financial assets	200					200	57		257
Inventories	10,815					10,815	5,623		16,438
Trade and other receivables	1,458					1,458	(373)		1,085

Total non-current assets	1,577,966	—	(112,395)	(78,025)	(98,295)	1,289,251	51,588	(53,594)	1,287,245

Current assets
Inventories	60,635					60,635	(10,396)		50,239
Trade and other receivables	23,993					23,993	(1,310)		22,683
Income and mining taxes	—					—	11,529		11,529
Cash and cash equivalents	447				98,295	98,742	117		98,859	17.5.1

	85,075	—	—	—	98,295	183,370	(60)	—	183,310
Assets of disposal groups classified as held-for-sale	12,097					12,097	(12,097)		—

Total current assets	97,172	—	—	—	98,295	195,467	(12,157)	—	183,310

Total assets	1,675,138	—	(112,395)	(78,025)	—	1,484,718	39,431	(53,594)	1,470,555

Equity and liabilities

Share capital and reserves

Share capital	869,616					869,616	—		869,616
Other reserves	64,209					64,209	1,733		65,942
Retained earnings	140,336			(78,025)		62,311	157,447	(53,594)	166,164

Total equity	1,074,161	—	—	(78,025)	—	996,136	159,180	(53,594)	1,101,722

Non-current liabilities

Deferred tax liabilities	83,672					83,672	47,184		130,856
Provision for environmental rehabilitation	170,670					170,670	(497)		170,173
Retirement benefit obligation and other provisions	912					912	(37)		875

Total non-current liabilities	255,254	—	—	—	—	255,254	46,650	—	301,904

Current liabilities
Loans from group companies	112,395		(112,395)			—	—		—	17.5.3
Income and mining taxes	29,745					29,745	(29,745)		—
Trade and other payables	186,353					186,353	(119,424)		66,929

	328,493	—	(112,395)	—	—	216,098	(149,169)	—	66,929
Liabilities of disposal groups classified as held-for-sale	17,230					17,230	(17,230)		—

Total current liabilities	345,723	—	(112,395)	—	—	233,328	(166,399)	—	66,929

Total equity and liabilities	1,675,138	—	(112,395)	(78,025)	—	1,484,718	39,431	(53,594)	1,470,555